Exhibit 2.5

AGREEMENT AND PLAN OF MERGER

dated as of September 13, 2006

by and among

FAIRPOINT COMMUNICATIONS, INC.,

MJD VENTURES, INC.,

FAIRPOINT GERMANTOWN CORPORATION,

AND

THE GERMANTOWN INDEPENDENT TELEPHONE COMPANY

Table of Contents

ARTICLE I		1
1.01	The Merger	1
1.02	Closing	1
1.03	Effective Time	2
1.04	Articles of Incorporation and Code of Regulations of the Surviving Corporation	2
1.05	Directors and Officers of the Surviving Corporation	2
1.06	Effects of the Merger	2
1.07	Further Assurances	2
ARTICLE II		3
2.01	Conversion of Capital Shares	3
2.02	Exchange of Certificates	4
ARTICLE III		6
3.01	Organization and Qualification	6
3.02	Capitalization	7
3.03	Authority Relative to this Agreement	8
3.04	Non-Contravention; Approvals and Consents	8
3.05	Financial Statements	9
3.06	Absence of Certain Changes or Events	10
3.07	Absence of Undisclosed Liabilities	11
3.08	Legal Proceedings	11
3.09	Information Supplied	12
3.10	Compliance with Laws and Orders	12
3.11	Compliance with Agreements; Certain Agreements	12
3.12	Taxes	13
3.13	Employee Benefit Plans; ERISA	15
3.14	Labor Matters	19
3.15	Environmental Matters	21
3.16	Title to and Condition of Property	23
3.17	Intellectual Property Rights	24
3.18	Insurance	24
3.19	Vote Required	24
3.20	Opinion of Financial Advisor	25
3.21	Anti-takeover Statutes Not Applicable	25
3.22	Business; Franchises and Regulations	25
3.23	Tariffs: FCC Licenses	26
3.24	Rate Base	27
3.25	Overbillings; Refunds	27
3.26	Capital Improvements	27
3.27	Investment Company	27
3.28	Margin Securities	27
3.29	Solvency	27
3.30	Brokers or Finders	27
3.31	Books of Account	28
3.32	Intracompany Contracts	28

i

3.33	Customers	28
3.34	Materials and Supplies	28
3.35	Schedules of the Telephone Plant	28
3.36	Approval of Transactions	28
3.37	Accounts Receivable	28
3.38	Net Cash	29
3.39	SMSA Tower Holdings LLC	29
3.40	SMSA Limited Partnership	29
3.41	Termination of Pension Plan	29
3.42	Disclosure	29
3.43	Pole Compliance	30
ARTICLE IV		30
4.01	Organization and Qualification	30
4.02	Authority Relative to this Agreement	30
4.03	Non-Contravention; Approvals and Consents	30
4.04	Information Supplied	31
4.05	Legal Proceedings	31
4.06	Capitalization of Sub	32
4.07	Financing	32
ARTICLE V		32
5.01	Covenants of the Company	32
5.02	No Solicitations	35
5.03	Financing-Related Cooperation	37
5.04	Regulatory Matters	37
ARTICLE VI		38
6.01	Access to Information; Confidentiality	38
6.02	Preparation of Proxy Statement	38
6.03	Approval of Shareholders	38
6.04	Regulatory and Other Approvals	39
6.05	Employee Matters	39
6.06	Directors’ and Officers’ Insurance	39
6.07	Notice of Transfer	40
6.08	Sub	40
6.09	Brokers or Finders	40
6.10	Takeover Statutes	40
6.11	Conveyance Taxes	40
6.12	Further Assurances	41
6.13	Environmental Matters	41
6.14	Agreement to Defend	41
6.15	Continuation of Employment	41
6.16	Public Announcements	42
6.17	SMSA Partnership Tax Basis Calculation	42
ARTICLE VII		43
7.01	Conditions to Each Party’s Obligation to Effect the Merger	43
7.02	Conditions to Obligation of Parent and Sub to Effect the Merger	43
7.03	Conditions to Obligation of the Company to Effect the Merger	47

ARTICLE VIII		49
8.01	Termination	49
8.02	Effect of Termination	50
ARTICLE IX		52
9.01	Survival; Limitations	52
9.02	Escrow of Liquid Assets	52
9.03	Indemnification by the Shareholders	53
9.04	Indemnification by Parent	53
9.05	Third Party Claims	54
9.06	Other Claims	55
9.07	Continued Liability for Indemnity Claims	55
9.08	Limitation	55
ARTICLE X		55
10.01	Amendments, Waivers and Consents	56
10.02	Notices	56
10.03	Entire Agreement; Incorporation of Exhibits	57
10.04	No Third Party Beneficiary	57
10.05	No Assignment; Binding Effect	57
10.06	Headings	58
10.07	Invalid Provisions	58
10.08	Governing Law	58
10.09	Enforcement of Agreement	58
10.10	Certain Definitions	58
10.11	Counterparts	60
10.12	Accounting Terms	60
10.13	Arbitration	60
10.14	Cooperation with SEC Filings	60

INDEX OF DEFINED TERMS

Page No.

AAA	60
Accumulated Funding Deficiency	18
Affiliate	19, 58
Agreement	1
Alternative Proposal	37
Appointed Arbitrator	60
Beneficially	58
Business Day	58
Certificate of Merger	2
Certificates	5
Claim	58
Closing	1
Closing Date	2
Code	6
Company	1
Company Authorizations	25
Company Common Shares	3
Company Disclosure Letter	6
Company Employees	19
Company Preferred Shares	7
Company Shareholders’ Approval	38
Company Shareholders’ Meeting	38
Confidentiality Agreement	38
Constituent Corporations	1
Contract	13
Contracts	9
Control	58
Controlled Group	19
CRA	19
Disinterested Directors	36
Dissenting Share	3
Dissenting Shareholder	3
Effective Time	2
Employee Program	19
Environmental, Health, and Safety Requirments	22
ERISA	16
Escrow Agent	4
Escrow Agreement	4
Escrow Amount	4
Estimated Pension Plan Termination Costs	47
Exchange Act	59
Expense Reimbursement	51

FairPoint	1
FCC	9
FCC License	59
Final Order	45
Financial Statements	9
Foreign Person	15
GATT	19
Governmental or Regulatory Authority	9
Group	59
GUST	19
Hazardous Material	22
Indemnification Period	52
Indemnitee	54
Indemnitee Notice	54
Indemnitor	54
Indemnity Response Period	55
Intellectual Property	24
IRS	16
Knowledge	59
Laws	9
Lien	7
Maintains	19
Margin Security	27
Margin Stock	27
Material	59
Material Adverse Effect	59
Materially Adverse	59
Merger	1
Merger Consideration	3
Merger Price	3
Multiple Employer Plan	18
Multiple Employer Welfare Arrangement	18
Net Cash	29
Net Merger Consideration	4
OGCL	1
Ohio Act	9
Open AP	51
Options	7
Orders	9
Parent	1
Parent Disclosure Letter	30
Payment Agent	4
Payment Fund	4
PBGC	17
Pension Plan	46
Person	59

v

Plant in Service	28
Presiding Arbitrator	60
Prohibited Transaction	16
Properties	22
Proxy Statement	12
PUCO	9
Release	23
Representatives	59
RRA	19
SBJPA	19
SEC	60
Secretary of State	2
Securities Act	59
Shareholder	52
Stifel Nicolaus	25
Sub	1
Sub Common Shares	3
Subsidiary	59
Superior Proposal	37
Surviving Corporation	1
Surviving Corporation Common Shares	3
Tax	13
Tax Exempt Use Property	15
Tax Returns	13
Taxes	13
Telecom Act	9
Termination Anniversary	51
Termination Fee	51
Thompson Hine	1
Threshold Amount	55
TRA	19
USERRA	19
Vincent AP	51

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 13, 2006, is made and entered into by and among The Germantown Independent Telephone Company, an Ohio corporation (the “Company”), FairPoint Communications, Inc., a Delaware corporation (“FairPoint”), MJD Ventures, Inc., a Delaware corporation (“Parent”), and FairPoint Germantown Corporation, an Ohio corporation (“Sub”).

WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interest of the Company and its shareholders to consummate and has recommended approval by the shareholders of the Company of the business combination transaction provided for herein in which Sub would merge with and into the Company and the Company would become a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the Boards of Directors of FairPoint, Parent and Sub have each determined that it is advisable and in the best interests of their respective companies and shareholders to consummate, and have approved, the Merger;

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.01         The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Ohio (the “OGCL”).  At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.  (Sub and the Company are sometimes referred to herein as the “Constituent Corporations.”)  As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

1.02         Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at the offices of Thompson Hine LLP (“Thompson Hine”), 2000 Courthouse Plaza, N.E., Dayton, Ohio 45402 at 10:00 a.m., local time, on the first business day of the month beginning at least ten (10) days following satisfaction of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (or, if such day is not a business day, on the next succeeding business day), unless another date, time or place is agreed to by the parties hereto (the “Closing Date”).  At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

1.03         Effective Time.  At the Closing, a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Constituent Corporations and thereafter delivered to the Secretary of State of the State of Ohio (the “Secretary of State”) for filing, as provided in Section 1701.81 of the OGCL, on the Closing Date.  The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the “Effective Time”).

1.04         Articles of Incorporation and Code of Regulations of the Surviving Corporation.  At the Effective Time, (i) the articles of incorporation of Sub as in effect immediately prior to the Effective Time shall be amended so that the name of Sub shall be changed to The Germantown Independent Telephone Company and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and such articles of incorporation, and (ii) the code of regulations of Sub as in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation until thereafter amended as provided by law, the articles of incorporation of the Surviving Corporation and such code of regulations.

1.05         Directors and Officers of the Surviving Corporation.  The directors and officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s articles of incorporation and code of regulations.

1.06         Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL.

1.07         Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation determines that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Company or its Subsidiaries acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of the Company and its Subsidiaries, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company and its Subsidiaries, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

ARTICLE II»

CONVERSION OF SHARES

2.01         Conversion of Capital Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

(a)           Conversion of Sub Common Shares.  Each issued and outstanding common share, without par value, of Sub (“Sub Common Shares”) shall be converted into and become one fully paid and non-assessable common share, without par value, of the Surviving Corporation (“Surviving Corporation Common Shares”).  Each certificate representing outstanding Sub Common Shares shall at the Effective Time be deemed for all purposes to evidence the ownership of, and to represent an equal number of Surviving Corporation Common Shares.

(b)           Cancellation of Treasury Shares and Shares Owned by Parent and Subsidiaries.  All common shares of the Company (“Company Common Shares”) that are owned by the Company as treasury shares and any Company Common Shares owned by Parent, Sub or any other wholly-owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c)           Conversion Ratio for Company Common Shares.

(i)            Each issued and outstanding Company Common Share (other than shares to be cancelled in accordance with Section 2.01(b) and other than Dissenting Shares (as defined in Section 2.01(d))) shall be converted into the right to receive in cash, without any interest thereon, an amount calculated as follows (the “Merger Price”):  The Merger Price shall be an amount equal to the quotient obtained by dividing Ten Million One Hundred Ninety-Two Thousand and No/100 dollars ($10,192,000.00) (the “Merger Consideration”) by the number of Company Common Shares actually issued and outstanding at the Effective Time.  For example, if at the Effective Time there are 127,400 Company Common Shares outstanding, the Merger Price per share will be $80.00.

(ii)           All Company Common Shares converted in accordance with paragraph (i) of this Section 2.01(c) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Price per share, upon the surrender of such certificate in accordance with Section 2.02, without any interest thereon.

(d)           Dissenting Shares.

(i)            Notwithstanding anything in this Agreement to the contrary, each outstanding Company Common Share that is held of record by a holder who has properly exercised dissenters’ rights with respect thereto under Section 1701.85 of the OGCL (a “Dissenting Share”) (such holder hereinafter referred to as a “Dissenting Shareholder”), shall not be converted into or represent the right to receive the Merger Price pursuant to Section 2.01(c), but the holder thereof shall be entitled to receive such payment of the fair cash value of such Company Common Share from the Surviving Corporation (which may be paid either directly or through the Payment Agent, as provided below, in the Surviving Corporation’s sole discretion) as shall be determined pursuant to Section 1701.85 of the OGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw with the consent of the Company by its Directors or lose such holder’s rights under Section 1701.85 of the OGCL, each such holder’s Company Common Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Price, without any interest thereon, pursuant to Section 2.01(c), which shall be paid upon the surrender of the certificate(s) representing such Dissenting Share(s).

(ii)           The Company shall give Parent (x) prompt notice of any written demands for payment of the fair cash value of shares, withdrawals of such demands and any other instruments delivered pursuant to Section 1701.85 of the OGCL and (y) the opportunity to jointly participate with the Company in all negotiations and proceedings with respect to demands for payment under Section 1701.85 the OGCL.  The Company will not voluntarily make any payment with respect to any demands delivered to the Company pursuant to Section 1701.85 of the OGCL and will not, except with the prior written consent of Parent, settle or offer to settle any such demands or consent to withdrawal of such demands.

2.02         Exchange of Certificates.

(a)           Escrow; Payment Agent.  At the Closing, from the Merger Consideration, Parent shall (i) deposit Five Hundred Nine Thousand Six Hundred and No/100 dollars ($509,600.00) (the “Escrow Amount”) with a mutually agreeable escrow agent (the “Escrow Agent”), to be held and released by the Escrow Agent pursuant to the terms and conditions set forth in an escrow agreement which shall be substantially in the form of Exhibit A hereto (“Escrow Agreement”), and (ii) deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the “Payment Agent”), a cash amount equal to the Merger Consideration less the Escrow Amount (i.e. $9,682,400) (the “Net Merger Consideration”, to be held for the benefit of and distributed to such holders or to Parent in accordance with this Section 2.02 and Section 9.03 hereof.  The Payment Agent shall agree to hold such funds, to be invested in securities or other vehicles rated AAA or better (such funds, together with earnings thereon, being referred to herein as the “Payment Fund”) for delivery as contemplated by this Section 2.02 and upon such additional terms as may be agreed upon by the Payment Agent, the Company and Parent. If, for any reason (including losses), the Payment Fund is inadequate to pay the cash amounts to which holders of Company Common Shares shall be entitled, Parent and the Surviving Corporation shall in any event remain liable, and shall make available to the Payment Agent additional funds, for the payment thereof.  To the extent a shortfall pertains to an amount payable to a Dissenting Shareholder by reason of the fair cash value of such Person’s Dissenting Shares exceeding the Merger Price, then the Surviving Corporation shall be responsible for and shall pay such shortfall (either directly or through the Payment Agent, at the Surviving Corporation’s discretion).  All earnings in the Payment Fund in excess of the Net Merger Consideration are the property of Parent and shall be disbursed to Parent promptly upon termination of the Payment Fund.  The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Payment Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the “Certificates”) whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Price (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Price.  Upon surrender of a Certificate for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Merger Price per Company Common Share represented thereby, subject to any applicable withholding tax (and provided that a portion thereof shall be retained in escrow pursuant to the provisions of Section 2.02(a) and Section 9.03 hereof and the terms and conditions of the Escrow Agreement), which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be cancelled.  In no event shall the holder of any Certificate be entitled to receive interest on any funds to be received in the Merger, including any interest accrued in respect of the Payment Fund.  In the event of a transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the Merger Price may be issued to a transferee if the Certificate representing such Company Common Shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.02(b), each Certificate representing shares which are converted pursuant to Section 2.01(c) into the right to receive the Merger Price shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price per Company Common Share represented thereby as contemplated by this Article II, together with the dividends, if any, which may have been declared by the Company on the Company Common Shares in accordance with the terms of this Agreement and which remain unpaid at the Effective Time.  Parent and the Surviving Corporation shall pay all fees and expenses of the Payment Agent in connection with the distribution of the Payment Fund.

(c)           Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, (i) the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, or, (ii) alternatively (in the Surviving Corporation’s sole discretion), an agreement of indemnity providing for indemnification of the Company, Parent and Surviving Corporation for any loss, damage or other expense resulting from a third party having a claim to such Certificate or the shares of stock underlying such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the payments due to such Person as provided in Section 2.02(b).

(d)           No Further Ownership Rights in Company Common Shares.  All cash paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends which may have been declared by the Company on such shares of Company Common Shares in accordance with the terms of this Agreement and which remained unpaid at the Effective Time.  Unless otherwise required by Section 1701.85 of the OGCL, from and after the Effective Time, the share transfer books of the Company shall be closed and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the Company Common Shares which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates (other than Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.02.

(e)           Termination of Payment Fund.  Any portion of the Payment Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for the Merger Price per Company Common Share.  Neither Parent nor the Surviving Corporation shall be liable to any holder of Company Common Shares for cash representing the Merger Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)            Withholding Rights.  Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law.  To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Shares in respect of which such deduction and withholding was made by Parent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Sub as of the date of this Agreement as follows:

3.01         Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation duly incorporated, validly existing and in good standing with perpetual duration under the laws of the State of Ohio and has full corporate power and authority (including without limitation all foreign qualifications required by applicable Law) to conduct its business as and to the extent now conducted or contemplated and to own, use and lease its assets and properties.  None of the Company and its Subsidiaries is, or is required to be, qualified, licensed or admitted to do business in any state other than Ohio.  Section 3.01 of the letter dated the date hereof and delivered to Parent and Sub by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) sets forth (i) the name and jurisdiction of incorporation of each Subsidiary of the Company, (ii) the authorized capital shares of each such Subsidiary, (iii) the number of issued and outstanding capital shares of each such Subsidiary, and (iv) the record owners of all such shares.  Except for interests in the Subsidiaries of the Company and certain partnerships as set forth in Section 3.01 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  The Company has previously delivered to Parent complete and correct copies of  (i) the articles of incorporation and code of regulations of the Company and its Subsidiaries, (ii) the agreement(s) of partnership for any partnership(s) in which the Company or any of its Subsidiaries has an interest, and (iii) the operating agreement(s) of any limited liability company or companies in which the Company or any of its Subsidiaries has an interest, all of which remain correct and complete as of the date hereof.

3.02         Capitalization.

(a)           The authorized capital shares of the Company consists solely of 175,000 Company Common Shares, with a par value of $5.00 per share, and 22,200 preferred shares, with a par value of $15.00 per share (“Company Preferred Shares”).  As of the date hereof, 127,400 Company Common Shares (all of which are fully vested) and no Company Preferred Shares are issued and outstanding and 110 Company Common Shares and no Company Preferred Shares are held in the treasury of the Company.  All of the issued and outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable.  There are no outstanding subscriptions, options, warrants, rights (including “phantom” stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, “Options”), obligating the Company or any of its Subsidiaries to issue or sell any capital shares of the Company or to grant, extend or enter into any Option with respect thereto.  All outstanding Company Common Shares are held of record by the Persons and in the amounts set forth in Section 3.02(a) of the Company Disclosure Letter.

(b)           All of the outstanding capital shares of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”).  There are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any capital shares of any Subsidiary of the Company or agreements to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any Person other than the Company or a Subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital shares of any Subsidiary of the Company.

(c)           There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Common Shares or any capital shares of any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person.  Except as set forth in Section 3.02(c)(i) of the Company Disclosure Letter, no dividends or other distributions are owed by the Company and/or its

Subsidiaries in connection with any of the capital stock of the Company or any Subsidiary thereof.  Section 3.02(c)(ii) of the Company Disclosure Letter sets forth a listing of all dividend checks issued subsequent to December 31, 2003 which remain uncashed.  The Company knows of no restrictions on the transfer of the Company’s or its Subsidiares’ capital stock other than those arising from federal and state securities laws or under this Agreement.  To the Company’s knowledge, there are no rights of first refusal, rights of first offer or such other similar rights with respect to any of the securities of the Company.  Except as set forth in Section 3.02(c)(iii) of the Company Disclosure Letter, there are no rights of first refusal, rights of first offer or such other similar rights with respect to any of the securities of any Subsidiary of the Company.  Neither the Company nor any Subsidiary thereof has any current liability or any potential liability to any Person with respect to any investment security, partnership interest or limited liability company interest held by either the Company or any of its Subsidiaries.

3.03         Authority Relative to this Agreement.  The Company has the requisite corporate power and authority to enter into this Agreement and all related agreements and, subject to obtaining the Company Shareholders’ Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby and by all related agreements.  The execution, delivery and performance of this Agreement and all related agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of the Company; the Board of Directors of the Company has recommended adoption of this Agreement and all related agreements by the shareholders of the Company; and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement and all related agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, other than obtaining the Company Shareholders’ Approval.  This Agreement and each related agreement executed by the Company has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.04         Non-Contravention; Approvals and Consents.

(a)           Except as set forth in Section 3.04(a) of the Company Disclosure Letter, the execution and delivery of this Agreement and all related agreements by the Company do not, and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the articles of incorporation or code of regulations of the Company or any of its Subsidiaries, or (ii) subject to the obtaining of the Company Shareholders’ Approval and the taking of the actions described in paragraph (b) of this Section 3.04, (x) any statute, law, rule, regulation or ordinance (together,

“Laws”) (including, without way of limitation, any “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover Laws), or any judgment, decree, order, writ, injunction, permit or license (together, “Orders”), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision (a “Governmental or Regulatory Authority”) applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, agreement, contract, lease or other instrument, obligation or agreement of any kind, whether written or oral (together, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound.

(b)           Except (i) for the filing of a telecommunications application to transfer control with the Ohio Public Utilities Commission (the “PUCO”) by Parent under, and any other actions required under, Title 49 of the Ohio Revised Code, as amended, and the rules and regulations thereunder (the “Ohio Act”), (ii) for the filing of a telecommunications application to transfer control with the Federal Communications Commission (the “FCC”) by Parent under, and any other actions required under, the Communications Act of 1934, as amended, and the rules and regulations thereunder (the “Telecom Act”), (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State, and (iv) as set forth in Section 3.04(b) of the Company Disclosure Letter (including, without way of limitation, with regard to Contracts described in Section 3.11(b) hereof), no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement and all related agreements by the Company, the performance by the Company of its obligations hereunder or thereunder or the consummation by the Company of the transactions contemplated hereby and thereby.

3.05         Financial Statements.

(a)           The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005, 2004 and 2003 and the related consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2005, 2004 and 2003, together with the notes thereto, examined by and accompanied by the report of independent certified public accountants, Pry Professional Group, in the case of the 2004 and 2005 statements, and Deloitte and Touche LLP in the case of the 2003 statements, and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2006 and the related unaudited statements of income and cash flow for the six (6) month period ended on such date (all the foregoing financial statements, including the notes thereto, if any, being referred to herein collectively as the “Financial Statements”) are included at Section 3.05(a)(i) of the Company Disclosure Letter.  Except as set forth in Section 3.05(a)(ii) of the Company Disclosure Letter, the Financial Statements have been prepared (i) to the extent required, in accordance with the rules and regulations of the PUCO and the FCC, and (ii) in accordance with and accurately depict the information contained in the books and records of the Company, and fairly present the financial position, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in conformity with GAAP, consistently applied (except as otherwise indicated in such statements) during such periods.  Except as set forth in Section 3.05(a)(ii) of the Company Disclosure Letter, nothing has come to the attention of the Company since such dates which would indicate that such Financial Statements were not prepared in accordance with or do not accurately depict the information contained in the books and records of the Company, or do not fairly present the financial position, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in conformity with GAAP, consistently applied (except as otherwise indicated in such statements) during such periods. Except as set forth in Section 3.05(a)(ii) of the Company Disclosure Letter, the unaudited financial statements included in the Financial Statements include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations.

(b)           Except as set forth in Section 3.05(b) of the Company Disclosure Letter, the books, records and accounts of the Company and its Subsidiaries are complete and correct in all material respects.  Except as set forth in Section 3.05(b) of the Company Disclosure Letter, (a) the minute books of the Company and its Subsidiaries contain true and complete records of all meetings of, or written consents in lieu of meetings executed by, their respective boards of directors (and all committees thereof) and shareholders; (b) all actions and transactions taken or entered into by the Company or its Subsidiaries, or otherwise requiring action by their respective boards of directors or shareholders, have been duly authorized or ratified as necessary and are evidenced in such minute books; (c) the stock certificate books and stock records of the Company and its Subsidiaries are true and complete; and (d) the signatures appearing in such minute books, stock certificate books and stock records are the genuine signatures of the persons purporting to have signed them.

3.06         Absence of Certain Changes or Events.  Except as specifically disclosed in Section 3.06 of the Company Disclosure Letter, since December 31, 2005, there has been (i) no material adverse change in the assets, liabilities, properties, business, results of operations or financial condition of the Company or any Subsidiary therof, (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any of the capital stock of the Company or any Subsidiary thereof, (iii) no waiver of any valuable right of the Company or any Subsidiary thereof or the cancellation of any debt or claim held by the Company or any Subsidiary thereof (including any settlement of any claims or litigation), (iv) no loan by the Company or any Subsidiary thereof to any officer, director, employee or stockholder of the Company or any Subsidiary thereof, or any agreement or commitment therefor, (v) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, person or entity performing services as an independent contractor, consultant or agent of the Company or any Subsidiary thereof outside of the ordinary course of business, (vi) no loss, destruction or damage to any property of the Company or any Subsidiary thereof, whether or not insured, in excess of $10,000 in the aggregate, (vii) no strikes, work stoppages, slow downs, lockouts, union organizing or recognition efforts, grievance procedures, claims of unfair labor practices or similar incidents of significant labor difficulty of any nature whatsoever involving the Company or any Subsidiary thereof and no material change in the personnel of the Company or any Subsidiary thereof or the terms and conditions of any collective bargaining agreements, employment contracts or independent contractor or consulting agreements to which any of them are parties, (viii) no acquisition or disposition of any assets (or any Contract or arrangement therefor) nor any other transaction by the Company or any Subsidiary thereof otherwise than in the ordinary course of business, (ix) no creation, incurrence, guarantee or assumption of any indebtedness by the Company or any Subsidiary thereof for borrowed money (other than pursuant to existing credit facilities), (x) no amendment, cancellation or termination before its expiration date of any Contract material to the Company or any Subsidiary thereof, (xi) no change in accounting methods or practices by the Company or any Subsidiary thereof affecting their respective assets, liabilities or business, (xii) no revaluation by the Company or any Subsidiary thereof of any of their respective assets, including without limitation, writing off notes or accounts receivable, (xiii) no mortgage, pledge or other encumbrance of any material assets of the Company or any Subsidiary thereof, (xiv) no increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves, other than in the ordinary course of business, and (xv) no payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction (1) in the ordinary course of business and consistent with the past practice of liabilities reflected or reserved against in the Company’s December 31, 2005 audited consolidated balance sheet or incurred in the ordinary course of business and consistent with the past practice since December 31, 2005, and (2) of other liabilities involving $15,000 or less singly and $25,000 or less in the aggregate.

3.07         Absence of Undisclosed Liabilities.  Except for matters specifically reflected or reserved against in the most recent balance sheet included in the Company Financial Statements, or (i) set forth in Section 3.07 of the Company Disclosure Letter, or (ii) specifically set forth in any other section of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities which were incurred subsequent to such date in the ordinary course of business consistent with past practice.

3.08         Legal Proceedings.  Except for the application of Vincent Acquisition Corporation relating to transfer of control of the Company pending before the PUCO, or as otherwise set forth in Section 3.08 of the Company Disclosure Letter, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, the Company or any of its Subsidiaries or any of their respective assets and properties, (ii)  there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor to the knowledge of the Company are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting any director, officer or key employee of the Company or any Subsidiary thereof which have a reasonable possibility of calling into question the validity, or hindering the enforceability or performance, of this Agreement or any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby, and (iii) there has not occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted.  There is no outstanding Order issued by any Governmental or Regulatory

Authority (including, without limitation, the PUCO or the FCC) against the Company or any Subsidiary thereof that is adverse to the Company’s or any of its Subsidiaries’ business or operations, other than Orders pertaining to the telecommunications industry generally.

3.09         Information Supplied.  None of (a) the proxy statement relating to the Company Shareholders’ Meeting, as amended or supplemented from time to time (as so amended and supplemented, the “Proxy Statement”), and (b) any other documents to be filed by the Company with the PUCO, the FCC or any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby will, on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to any solicitation of proxies for the Company Shareholders’ Meeting which shall have become false or misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein.

3.10         Compliance with Laws and Orders.  Except as set forth in Section 3.10(i) of the Company Disclosure Letter, each of the Company and its Subsidiaries is, to the extent required, in compliance with all applicable Laws, franchises, governmental policies, policy statements or Orders of any Governmental or Regulatory Authority (including without limitation, the PUCO, the FCC, the SEC and the Ohio Division of Securities), and any Order of any court, administrative agency or tribunal or any arbitrator or arbitral panel or tribunal applicable to its business or operations; and the conduct of the Company’s and its Subsidiaries’ respective businesses is, to the extent required, in compliance with all federal, state and local energy, public utility, health, wage and hour (including but not limited to the Fair Labor Standards Act), employment, workplace or worker safety and health, including but not limited to OSHA, and environmental Laws and requirements and all other federal, state and local Laws, governmental regulatory requirements and policies (including without limitation, requirements and policies of the PUCO , the FCC, the SEC and the Ohio Division of Securities).  Additionally, except as set forth in Section 3.10(ii) of the Company Disclosure Letter, the statements in the preceding sentence are true with respect to the Company’s and each of its Subsidiaries’ past existence, actions and conduct, to the extent any liability resulting from past noncompliance may be asserted as of or following the date hereof.

3.11         Compliance with Agreements; Certain Agreements.

(a)           Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would reasonably be expected to result in a default under, (i) the articles of incorporation or code of regulations of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound.  All such Contracts are in full force and effect, except to the extent they have previously expired in accordance with their terms.

(b)           Except as set forth in Section 3.11(b)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is a party to any agreement, obligation, understanding or commitment (whether written or oral) which involves a potential or actual commitment or aggregate payments to or from the Company or any Subsidiary thereof to or from any third party in excess of $10,000, or which is otherwise material to the operations of the business, (ii) has any employment agreements; stock redemption or purchase agreements; financing agreements; collective bargaining agreements; consulting or management services agreements; independent contractor agreements; or agreements with any current or former officers, directors, employees or shareholders of the Company or any Subsidiary thereof or persons or organizations related to or affiliated with any such persons, (iii) has any agreement or arrangement concerning directory publishing matters or billing and collection matters, (iv) has any note, mortgage, agreement or arrangement that limits the ability of the Company or any Subsidiary thereof to compete in any line of business or to compete with any other Person, (v) has any agreement relating to any obligation for borrowed money or any guarantee or indemnification of or the granting of security for an obligation for borrowed money or any other obligation or liability, (vi) has any agreement relating to 911 or E911 services, interconnection, reseller or collocation arrangements, or other arrangements with any local exchange carrier, competitive access provider or other telecommunications carrier, (vii) any agreement relating to licenses to or from the Company or any Subsidiary of the Company with respect to software or hardware or other information technology used in the businesses of the Company or any Subsidiary thereof, or with respect to any other use or licensing by the Company or any Subsidiary thereof of property, technology or rights belonging to any other Person; (viii) any agreement relating to any indemnity obligations of the Company or any Subsidiary thereof, or (ix) any agreement with any Governmental or Regulatory Authority (all such items as are enumerated in (i) through (ix) above being expressly included within the definition of “Contract” as provided in Section 3.04 hereof).  Except as set forth in Section 3.11(b)(ii) of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof is a party to any Contract or arrangement which is likely to have a material adverse effect on the assets, liabilities, properties, or financial condition of the Company or any Subsidiary thereof, taken as a whole.  Except as set forth in Section 3.04(b) of the Company Disclosure Letter, no approval or other consent is required to be obtained by the Company or an Subsidiary thereof concerning any Contract in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

3.12         Taxes.  For purposes of this Agreement, “Taxes” (including, with correlative meaning, the word “Tax”) shall include any and all federal, state, county, local, foreign or other taxes, charges, imposts, rates, fees, levies or other assessments imposed by any Governmental or Regulatory Authority, including, without limitation, all net income, alternative minimum, gross income, sales and use, ad valorem, value added, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance, withholding or other taxes, fees, assessments or other similar charges of any kind whatsoever, together with any interest and penalties (civil or criminal) on or additions to any such taxes.  “Tax Returns” (including, with correlative meaning, “Tax Return”) shall mean federal, state, local and foreign returns, estimates, information statements, designations, forms, schedules, reports and documents of every nature whatsoever required to be filed with any Governmental or Regulatory Authority relating to Taxes.  Except as set forth in Section 3.12 of the Company Disclosure Letter:

(a)           Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed or granted and have not expired (details of which extensions are set forth in Section 3.12(a) of the Company Disclosure Letter), and all such Tax Returns are complete, true and accurate in all respects;

(b)           The Company and each of its Subsidiaries has timely paid (or, in the case of a Subsidiary, the Company has timely paid on its behalf) all Taxes shown as due on such Tax Returns;

(c)           Neither the Company nor any of its Subsidiaries has any liability for any unpaid Taxes which has not adequately been accrued for, or reserved on, the Financial Statements, other than any liability for unpaid Taxes that may have accrued since June 30, 2006 in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course;

(d)           No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries;

(e)           Ohio, Indiana and Kentucky are the only states in which the Company and its Subsidiaries currently file income Tax Returns or corporate franchise Tax Returns.  No claim has ever been made by a Governmental or Regulatory Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction;

(f)            Intentionally omitted;

(g)           Neither the Company nor any Subsidiary thereof has at any time been a member of any affiliated group, other than the affiliated group consisting solely of the Company and its Subsidiaries;

(h)           There is no dispute or claim concerning any Tax liability of the Company and its subsidiaries either (i) claimed or raised by any Governmental or Regulatory Authority in writing or (ii) as to which the directors and officers of the Company and its subsidiaries have knowledge based upon personal contact with any agent of such Governmental or Regulatory Authority;

(i)            Neither the Company nor its Subsidiaries have waived any statute of limitations in respect of income taxes or agreed to any extension of time with respect to an income tax assessment or deficiency;

(j)            Neither the Company nor its Subsidiaries are a party to any income tax allocation or sharing agreement;

(k)           Neither the Company nor its Subsidiaries are a “foreign person” within the meaning of Section 1445 of the Code.  Neither the Company nor its Subsidiaries are a party to any agreement, whether written or unwritten, providing for the payment of taxes, payment for tax losses, entitlements to refunds or similar tax matters.  Neither the Company nor its Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(l)            No property of the Company or its Subsidiaries is “tax exempt use property” within the meaning of Section 168(h) of the Code or property that the Company or its Subsidiaries will be required to treat as being owned by another person pursuant to Section 168 (f) (8) of the Internal Revenue Code of 1954, as amended, in effect immediately before the enactment of the Tax Reform Act of 1980;

(m)          There are no Tax Liens upon any property or assets of the Company or its Subsidiaries except for liens for current taxes not yet due and payable;

(n)           Each of the Company and its Subsidiaries has withheld and timely paid all taxes (including, without limitation, federal, state, local or foreign income, franchise, payroll, employee withholding and social security and unemployment taxes) required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.  All Forms W-2 and 1099-series forms required to be filed with respect thereto have been timely and properly filed; and

(o)           Neither the Company nor its Subsidiaries (i) have made since January 1, 2000  any elections under Section 341(f) of the Code and (ii) have not made since January 1, 2000 any payment (and is not obligated to make any payment) that will hereafter be nondeductible under Section 280G of the Code.

Section 3.12(p) of the Company Disclosure Letter lists all income tax returns filed with respect to the Company and its Subsidiaries for taxable periods ended after December 31, 2000, indicates those income tax returns that have been audited, and indicates those income tax returns that currently are the subject of audit.  The Company has delivered to the Parent correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 2000 and upon completion will deliver all returns for the year ending December 31, 2005.

3.13         Employee Benefit Plans; ERISA.

(a)           Section 3.13 of the Company Disclosure Letter sets forth a list of (1) every Employee Program maintained by the Company or any Subsidiary thereof and (2) every Employee Program maintained at anytime within the past five years which was subject to Title IV of ERISA.  Except for the Employee Programs set forth on Section 3.13 of the Company Disclosure Letter, the Company has no liability or potential liability for any Employee Program maintained or contributed to by it, or by a current or former Affiliate.

(b)           Except as set forth in Section 3.13 of the Company Disclosure Letter, each Employee Program which has ever been maintained by the Company or any Subsidiary thereof and which has been intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) regarding its qualification under such section and any such Employee Program maintained at any time since 1999 has a favorable determination letter covering GUST or is entitled to rely on a favorable opinion letter of the IRS issued to a prototype plan sponsor.  No such Employee Program has been disqualified under the applicable section of the Code from the effective date of the favorable determination letter for such Employee Program through and including the date hereof (or, if earlier, the date that all of such Employee Program’s assets were distributed).  Except as set forth in Section 3.13 of the Company Disclosure Letter, no event or omission has occurred which could cause any such Employee Program to lose its qualification or tax exemption under the applicable Code section, and to the extent any event or omission is identified in Section 3.13 of the Company Disclosure Letter, the Company has filed with the IRS for its approval of the Employee Program’s correction pursuant to the IRS Employee Plans Compliance Resolution System.

(c)           Except as set forth in Section 3.13 of the Company Disclosure Letter, there exists no failure of any party to comply with any laws, regulations, ordinances, rules, governmental policies, policy statements, orders of any federal, state or local government or governmental department or agency (including without limitation, the IRS, PUCO and the FCC) applicable with respect to any Employee Programs that have been maintained by the Company or any Subsidiary thereof.  To the extent required by applicable Laws, the Company and its Subsidiaries have complied with Section 4980B of the Code and Part 6 of Title 1 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the regulations promulgated thereunder. Except as set forth in Section 3.13 of the Company Disclosure Letter, with respect to any Employee Program ever maintained by the Company, or any Subsidiary or Affiliate thereof, there has been no “prohibited transaction” as defined in Section 406 of ERISA or Code Section 4975, or breach of any duty under ERISA or other applicable law or any agreement which could subject the Company or its Subsidiary to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. Except as set forth in Section 3.13 of the Company Disclosure Letter, no litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program and no facts exist which could give rise to litigation or such other proceeding. Except as set forth in Section 3.13 of the Company Disclosure Letter, no Employee Program contributed to or maintained by the Company, its Subsidiary or Affiliate thereof has participated in any voluntary correction program. Except as set forth in Section 3.13 of the Company Disclosure Letter, each Employee Program contributed to or maintained by the Company, or its Subsidiary or Affiliate thereof has been and is operated and funded in such a manner as to qualify, where relevant and applicable, for both Federal and Ohio State purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto.  No under-funded defined benefit plan determined on a plan termination basis as provided in Title IV of ERISA has ever been transferred out of the controlled group of companies (within the meaning of Section 414(b) and (c) of the Code) of which the Company is a member.

(d)           Except as described in Section 3.13 of the Company Disclosure Letter, neither the Company, its Subsidiary nor any Affiliate thereof, has ever maintained a defined benefit pension plan under Title IV of ERISA or has incurred any liability under Title IV of ERISA which has not been paid in full prior to the date hereof.  All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) and all contributions for the current year which typically have been made in the past with respect to all Employee Programs maintained by the Company or any Subsidiary thereof, for all periods prior to the date hereof, either have been made or have been properly accrued in the financial statements (including, without limitation, those interim unaudited financial statements delivered pursuant to Section 6.01 hereof).  Except as described in Section 3.13 of the Company Disclosure Letter, none of the Employee Programs currently or previously maintained by the Company or any Subsidiary thereof requires any of them to provide (currently or hereafter) health care or other non-pension benefits to former employees and/or retired or partially retired (other than as required by Part 6 of subtitle B of Title I of ERISA).

(e)           With respect to each Employee Program maintained by the Company or any Subsidiary thereof within the three years preceding the date hereof, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Parent:  (i) all documents embodying or governing such Employee Program, as they may have been amended to the date hereof, and any related funding vehicle which may exist for any such Employee Program; (ii) the most recent and any other material IRS determination letter with respect to such Employee Program and any applications for determination subsequently filed with the IRS; (iii) the IRS Forms 5500, with all applicable schedules attached thereto and any PBGC Form I filed within the three (3) years prior to the date hereof; (iv) the three most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) premium statements and summary pages of insurance policies related to such Employee Programs; (vii) a copy of any and all filings made with any government entity (including, but not limited to, the IRS, the Pension Benefit Guaranty Corporation (“PBGC”) and the Department of Labor) for the previous three years which relate to any such Employee Program; and (viii) each other document, explanation or communication which describes any relevant and material aspect of any such plan that is not disclosed in previously delivered materials.  A description of any unwritten Employee Program of the Company, including a description of any material terms of such Employee Program, is set forth in Section 3.13 of the Company Disclosure Letter.  With respect to each Employee Program that involves or relates to medical benefits, (a) no such plan is currently or has been, since December 31, 2002, subject to COBRA, (b) to the extent any such plan is currently or has been, since December 31, 2004, subject to any state Law providing insurance continuation or conversion benefits, there are not currently any participants continuing in such Employee Program under the provisions of such Law, and (c) based on facts known to the Company there were not, in 2005, and are not anticipated to be, in 2006 or 2007, any claims with respect to current employees, their dependents or any other participants in such medical benefit Employee Program which were or are anticipated to be in excess of $25,000 (on an aggregate basis with respect to each such participant).

(f)            Except as disclosed in Section 3.13 of the Company Disclosure Letter, no collective bargaining agreement or other contract, written or oral, with any trade or labor union,

employees’ association or similar organization is in effect as of the date hereof with respect to any employee of the Company or any Subsidiary thereof, and neither the Company, its Subsidiaries nor any Affiliate has ever maintained, participated in, or withdrawn from any multiemployer plan, as defined in Section 3(37) of ERISA a “multiple employer plan” within the meaning of Code Section 413(c), or a “multiple employer welfare arrangement” within the meaning of Section 3(f) of ERISA.

(g)           Except as set forth in Section 3.13 of the Company Disclosure Letter, the consummation of the Merger will not result in the payment, vesting or acceleration of any benefit including, without limitation, the payment of severance, retention pay, change of control payments, or stay bonuses to any person.

(h)           No payment that is owed or that may become due to any director, officer, employee or agent of the Company or any Subsidiary thereof will be non-deductible or become subject to Tax under Section 280G or 4999 of the Code; nor will there be any obligation to “gross up” or otherwise compensate any such person because of the imposition of any Tax on a payment to such person.

(i)            Except as specifically disclosed in Section 3.13 of the Company Disclosure Letter, the Company has the right to modify and terminate any and all benefits (other than pensions) with respect to both its retired and active employees and those of any Subsidiary thereof, other than as prohibited or limited by applicable Law.

(j)            All employee and employer contributions have been timely made to all Employee Programs.

(k)           The Company has complied in a timely manner with all requirements applicable to top-heavy qualified plans, if applicable, including applicable contribution, accrual, and vesting requirements; and no qualified plan maintained or contributed to by the Company is top-heavy as of the Closing Date.

(l)            All notices including, without limitation, ERISA Section 204(h) notices required by applicable law or regulation to be given to employees or former employees of the Company or any Subsidiary thereof have been timely given, if applicable.

(m)          Except as set forth in Section 3.13 of the Company Disclosure Letter, no Employee Program of the Company has incurred an “accumulated funding deficiency” as defined in Section 302 of ERISA or Section 412 of the Code whether or not waived or has posted or is required to provide security under Code Section 4(1)(a)(29) or Section 307 of ERISA ; no event has occurred which has or could result in the imposition of a lien under Code Section 412 or Section 302 of ERISA nor has any liability to the PBGC (except for payment of premiums) been incurred or to the knowledge of the Company reportable event within the meaning of Section 4043 of ERISA occurred with respect to any such Employee Program except as disclosed in Section 3.13 of the Company Disclosure Letter.  There has been no unwaived reportable event with respect to any Employee Program of the Company; the Merger will not result in a reportable event within the meaning of Section 4043 of ERISA with respect to any such Employee Program and the PBGC has not threatened or taken steps to institute the termination of any such Employee Program.

(n)           With respect to all periods prior to the Closing, the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder (HIPAA), have been satisfied with respect to each affected Employee Program of the Company.

(o)           Except as set forth in Section 3.13 of the Company Disclosure Letter, no communication or disclosure has been made that at the time made, did not accurately reflect the terms and operations of the subject Employee Program of the Company.

(p)           For purposes of this Section 3.13:

(i)            “Employee Program” means (A) all employee benefit plans within the meaning of Section 3(1) of ERISA (including, but not limited to, employee benefit plans such as foreign or excess benefit plans which are not subject to ERISA); and (B) all stock option plans, bonus, incentive award or profit sharing plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, and all other employee benefit plans, agreements, and arrangements (written or unwritten and formal or informal) not described in (A) above.

(ii)           An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii)          An entity is an “Affiliate” of the Company or any Subsidiary thereof if either (A) it would have ever been considered a single employer with the Company or its Subsidiary under Section 4001 (b) of ERISA, or (B) it would ever have been considered part of the same “controlled group” as the Company or its Subsidiary for purposes of 302 (d) (8) (C) of ERISA.

(iv)          “GUST” means the Small Business Job Protection Act of 1996 (“SBJPA”), the Internal Revenue Service Restructuring and Reform Act of 1998 (“RRA”), the Taxpayer Relief Act of 1997 (“TRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the General Agreement on Tariffs and Trade (“GATT”) and the Community Renewal Tax Relief Act of 2000 (“CRA”).

3.14         Labor Matters.

(a)           Section 3.14(a) of the Company Disclosure Letter contains a true and complete list of names and current hourly wage, monthly salary or other compensation and benefits (including, without way of limitation, vacation and sick leave) of all directors, officers and employees of the Company or any Subsidiary thereof (all such Company or Subsidiary employees as of the date hereof, the “Company Employees”).  Section 3.14(a) of the Company

Disclosure Letter sets forth for each such person a complete and accurate listing of all forms of compensation and benefits accrued but unpaid as of the date hereof.  Section 3.14(a) of the Company Disclosure Letter contains a true and complete listing and summary description of all employment, compensation, non-competition, severance, confidentiality, consulting and independent contractor agreements between the Company or any Subsidiary thereof and its directors, officers, employees, independent contractors and consultants.

(b)           Except as set forth in Section 3.14(b) of the Company Disclosure Letter, the Company and each Subsidiary thereof, as of the Closing, will have paid all compensation and benefits then due and owing, and shall have made provision for the payment of all forms of accrued but unpaid compensation and benefits (including, without limitation, accrued vacation and sick leave).   The Company’s policies do not permit employees to carry unused vacation or sick leave over from one calendar year to the next, and all unused vacation and sick leave is forfeited at year end.

(c)           Except as set forth in Section 3.14(c) of  the Company Disclosure Letter, the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and relating to the payment and withholding of taxes, including income and social security taxes, and has withheld (and paid, or will timely pay when due, over to the appropriate authorities) all amounts required by Law or by other Contract to be withheld from the wages or salaries of its employees.  Neither the Company nor any Subsidiary thereof has any liability or obligation for any arrears of wages or benefits or any taxes or penalties for failure to comply with any of the foregoing.

(d)           Except as set forth in Section 3.14(d)(i) of the Company Disclosure Letter, the Company and its Subsidiaries are not parties to any Contract with any labor organization, nor have they agreed to, been required to or been asked to recognize or negotiate any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of their respective employees.  Neither the Company nor any Subsidiary thereof has knowledge of any organization currently being made, pursued or threatened by or on behalf of any labor union with respect to their respective employees.  Except as set forth in Section 3.14(d)(ii) of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has, within the last three years, experienced any strike, work stoppage, slow down, lockout, grievance proceeding, claim of unfair labor practices or other significant labor difficulty of any nature, nor are any claims pending or, to the best knowledge of the Company, threatened between the Company or its Subsidiaries and any of their respective employees.

(e)           Except as set forth in Section 3.14(e)(i) of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has received notification that its current employees presently plan to terminate or otherwise resign from employment, whether by reason of the transactions contemplated hereby or otherwise.  Except as set forth in Section 3.14(e)(ii) of the Company Disclosure Letter, the employment of all persons presently employed or retained by the Company is terminable at will, and neither the Company nor any its Subsidiary thereof will be, pursuant to any current contract, arrangement or understanding (including collective bargaining agreements), applicable law, or otherwise, obligated to pay any severance pay or other benefit by reason of the voluntary or involuntary termination of employment of any present or former employee (including managers), consultant, independent contractor or agent, prior to, on or after the Effective Time.

3.15         Environmental Matters.

(a)           Each of the Company and its Subsidiaries is and has at all times been in compliance with all applicable Environmental, Health, and Safety Requirements.

(b)           Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements in connection with the use or operations on any real property or with respect to the business of each of the Company and its Subsidiaries.

(c)           Neither the Company or its Subsidiaries has received any written or oral notice, report or other information regarding, nor is the Company or any Subsidiary aware of any circumstances related to, any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential liabilities to any Governmental or Regulatory Authorities or third parties under any Environmental, Health, and Safety Requirements.  None of the Company or its Subsidiaries is subject to any order, decree, injunction or lien by any Governmental or Regulatory Authority or any claim, indemnity or other agreement with any third party relating to liability under any Environmental, Health, and Safety Requirements.

(d)           The properties currently owned, leased or operated by the Company and its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Material in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material.  The properties formerly owned, leased or operated by the Company or any of its Subsidiaries were not contaminated with Hazardous Material during the period of ownership or operation by the Company or any of its Subsidiaries in such a manner or concentration that the Company would be required under any Environmental, Health and Safety Requirements to remedy the existence of such Hazardous Material.  Neither the Company nor any of its Subsidiaries are or, to the knowledge of the Company, are alleged to be, subject to liability for any Release of Hazardous Material  on the property of any third party.

(e)           Except as set forth on Section 3.15(e) of the Company Disclosure Letter, none of the following exists or existed at any time during the period of ownership or use by the Company or any Subsidiary thereof at any real property or facility owned or operated by the Company or its Subsidiaries:  (1) underground storage tanks, (2) asbestos-containing material, (3) materials or equipment containing polychlorinated biphenyls,  or (4) lead-based paint, mold, fungi, bacteria or other biological material or organisms for which remediation, abatement or removal is necessary for the health, safety or welfare of persons in or about the real property or for which remediation is required under applicable Laws.

(f)            None of Company or its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Materials in a manner that has given or would give rise to liabilities under applicable Environmental, Health, and Safety Requirements, including but not limited to any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney or consultant fees under Environmental, Health, and Safety Requirements.  No Hazardous Materials have been or are now being generated, used, stored, treated or otherwise managed on real property owned or leased by the Company or any Subsidiary thereof (the “Properties”), in violation of Environmental, Health and Safety Requirements or relevant environmental permits.  For any Property at which any Hazardous Substance has ever been or is now being generated, used, stored, treated or otherwise, managed, each such activity has been and is in compliance with applicable Environmental, Health and Safety Requirements and/or environmental permits, and then only in the ordinary course of business as then conducted and in such amounts as are typical of the business of the Company or its Subsidiary.  No Hazardous Materials have been, or are being spilled, released, discharged, disposed, placed, or otherwise caused to come to be located on or in the soil, surface water or groundwater in, on or under any of the Properties, by the Company, any Subsidiary thereof or any other Person.  No Hazardous Materials have been shipped or transported from any of the Properties for treatment, storage or disposal at any other facility, by the Company or any Subsidiary thereof, or any other Person, except pursuant to and in full compliance with applicable Environmental Laws and/or relevant environmental permits.  Neither the Company nor any Subsidiary thereof has disposed, stored, treated, or sent for disposal, storage or treatment, any solid waste, pollutant, contaminant or waste (whether hazardous waste or other waste), or Hazardous Materials, except in compliance with applicable Environmental Laws and/or environmental permits, and then only to a facility which possessed a valid permit.  No environmental remediation or other environmental response is occurring or has occurred on any real property of the Company or any Subsidiary thereof nor has the Company or any Subsidiary thereof issued a request for proposal or otherwise asked an environmental remediation contractor to begin plans for such environmental remediation or other environmental response.

(g)           For purposes of this Section 3.15, the following terms shall have the following meanings:

(i)            “Environmental, Health, and Safety Requirements” means all federal, state, local and foreign statutes, laws (including principles or common law), regulations, ordinances, licenses, permits, approvals or restrictions concerning public health and safety, worker health and safety, natural resources and pollution or protection of the environment, including without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material, as such requirements are enacted and in effect on or prior to the Effective Time.  By way of example and not limitation, Environmental, Health, and Safety Requirements shall specifically include the Clean Air Act, Federal Water Pollution Control Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response Compensation and Liability Act, the Oil Spill Act, each as amended and in effect from time to time, and any state analogues thereto.

(ii)           “Hazardous Material” means all pollutants, contaminants, hazardous substances, hazardous waste, toxic substances solid or special waste, and materials,

petroleum and petroleum constituents, PCBs, asbestos, radon radioactive materials and any other compound, element, material or substance in any form whatsoever regulated or restricted by or under Environmental Health and Safety Requirements.

(iii)          “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

3.16         Title to and Condition of Property.

(a)           Except as specifically disclosed in Section 3.16(a)(i) of the Company Disclosure Letter,  the Company and each Subsidiary thereof has good and marketable title to, or in the case of leased property have valid leasehold interests in, all of its properties and assets, free and clear of all mortgages, Liens, restrictions or encumbrances.  All owned or leased real property of the Company or any Subsidiary thereof is described in Section 3.16(a)(ii) of the Company Disclosure Letter.  A true copy of each deed for each parcel of real property owned by the Company or any Subsidiary thereof and each lease to which the Company or any Subsidiary thereof is a party, is listed in Section 3.16(a)(ii) of the Company Disclosure Letter and has been delivered by the Company to Parent.  Each lease is in full force and effect and affords the Company or the Subsidiary, as the case may be, peaceful and undisturbed possession of the subject matter of such lease.  No default or event of default on the part of the Company or its Subsidiary or, to the knowledge of the Company, on the part of the lessor, exists under any lease, and neither the Company nor its Subsidiary has received any notice of default under any such lease or any indication that the owner of the leased property intends to terminate such lease, and, no event has occurred which with notice or the lapse of time, or both, would constitute a default under any such lease.  Except as specifically disclosed in Section 3.16(a)(iii) of the Company Disclosure Letter, each of the Company and its Subsidiaries holds all easements, rights-of-way and other rights (all of which are properly recorded) necessary to own, operate and maintain its physical plant and business operations as currently conducted and contemplated, and is not in breach of, or default under, any such easement, right-of-way or other right and there are not any burdensome limitations or obligations on the Company or any Subsidiary thereof under any such easement, right-of-way or other right.  A listing and true copies of all easements and rights-of-way is provided in Section 3.16(a)(iv) of the Company Disclosure Letter.

(b)           Except as set forth in Section 3.16(b) of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof is in violation of any zoning, land-use, building or safety law, ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has it received any notice of violation with which it has not complied, in any case in which the consequences of such violation if asserted by the applicable regulatory authority would be adverse with respect to the Company or its Subsidiary.  All real property owned or leased and all tangible personal property owned or leased by the Company and any Subsidiary thereof taken as a whole and required for the purpose of carrying on its business and operations, is in adequate operating condition and repair, reasonable wear and tear excepted, and no portion of any such real or personal property has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition to the extent necessary or useful in the continued operation of its business.

3.17         Intellectual Property Rights.  The Company and its Subsidiaries have all right, title and interest in, or a valid and binding license to use, all Intellectual Property (as defined below) free and clear of all liens, security interests or other encumbrances which is material to the conduct of the businesses of the Company and its Subsidiaries taken as a whole.  Neither the Company nor any Subsidiary of the Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Intellectual Property, and, to the Company’s knowledge, such Intellectual Property is not being infringed by any third party and neither the Company nor any Subsidiary of the Company is infringing any Intellectual Property of any third party.  No material claim has been asserted and is pending by any Person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights, trade secrets, Internet domain names and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.  A listing of all Intellectual Property owned, leased, licensed or used by the Company is provided in Section 3.17 of the Company Disclosure Letter.   Without limiting the foregoing, the Company has caused to be prepared, and shall cause to be updated through the Closing Date, a Nortel Software Reconciliation Report with regard to the Company’s Nortel DMS-10 switch, indicating all licenses required to be held by the Company with respect to tasks performed by said switch.  As of the Closing Date, all such licenses identified in said report shall be held by the Company and shall be fully paid for, or, to the extent ongoing royalty or license fees are payable thereunder, all such fees shall have been provided for or accrued in the financial statements (including those interim unaudited financial statements to be provided under Section 6.01 hereof) in accordance with GAAP.

3.18         Insurance.  Section 3.18(i) of the Company Disclosure Letter contains a list of all insurance policies which are owned by the Company and any of its Subsidiaries and which name the Company or any of its Subsidiaries as an insured, including without limitation, self-insurance programs and those which pertain to the Company’s assets, employees or operations.  All such insurance policies are in full force and effect, and are in such amounts and cover such risks as are usual and customary in the Company’s industry, for a company the size of the Company.  All premiums with respect to such policies have been paid or properly accrued, and no notice of cancellation or termination has been received with respect to any such policy.  Such policies are sufficient for compliance with all applicable Laws, franchises, governmental policies or Orders and any Contract to which the Company or any Subsidiary thereof are a party.  Neither the Company nor any Subsidiary thereof has breached or otherwise failed to perform the obligations under any of such policies.  Except as set forth in Section 3.18(ii) of the Company Disclosure Letter, there are no pending or to the knowledge of the Company threatened claims under any insurance policy relating to the Company or any Subsidiary thereof.  Neither the Company nor any Subsidiary thereof has, subsequent to December 31, 2002, been refused any insurance coverage for which it has applied.

3.19         Vote Required.  The affirmative vote of the holders of record of at least two-thirds of the outstanding Company Common Shares with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital shares of the

Company required to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.20         Opinion of Financial Advisor.  The Company has received the opinion of  Stifel Nicolaus & Company, Incorporated (“Stifel Nicolaus”), dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company, a copy of  which is attached to Section 3.20 of the Company Disclosure Letter.

3.21         Anti-takeover Statutes Not Applicable.  No “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation existing under, or adopted in connection with, the laws of the State of Ohio will apply to this Agreement, the Merger or other transactions contemplated hereby, and no such anti-takeover statute or regulation shall prevent or delay the Closing of any or all of the transactions contemplated by this Agreement by reason of that certain tender offer in the amount of $51.15 per share made by Vincent Acquisition Corporation on March 9, 2006.

3.22         Business; Franchises and Regulations.  Except as set forth in Section 3.22(i) of the Company Disclosure Letter, the Company and each of its Subsidiaries has ownership of and/or the right to use (i) all franchises, permits, registrations, licenses (other than FCC Licenses) and other authorizations required by applicable law or regulation, and (ii) all patent, copyright, trademark, and other rights and privileges, in the case of both (i) and (ii) used or useful in their respective businesses as presently conducted, or contemplated to be conducted, or required or necessary to permit it to own its properties and to conduct its business as presently conducted or contemplated to be conducted and neither their present nor contemplated activities infringe any such patent, copyright, trademark or other proprietary rights of others.  Section 3.22(ii) of the Company Disclosure Letter correctly sets forth all of the franchises, authorizations, permits, registrations and licenses (other than FCC Licenses) which are held by the Company or any Subsidiary thereof (the “Company Authorizations”) and correctly sets forth the issuer and termination or expiration date of each Company Authorization.  Each Company Authorization was duly and validly issued by the issuer thereof to the Company or its Subsidiary pursuant to procedures that complied with all requirements of applicable law.  Each Company Authorization or other right held by the Company or any Subsidiary thereof is in full force and effect, free of any Lien, charge or encumbrance of any nature, and are not subject to any restrictions or conditions which, individually or in the aggregate, would impair the ability of the Company and its Subsidiary to own their respective properties and to carry on their respective businesses as presently conducted or contemplated to be conducted, and the Company and its Subsidiaries are in compliance with the terms thereof with no conflict with the valid rights of others which could affect or impair in any manner the business, assets or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole except as set forth in Section 3.22(iii) of the Company Disclosure Letter.  No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any Company Authorization, except as set forth in Section 3.22(iv) of the Company Disclosure Letter.  No proceedings to terminate, revoke, refuse, renew, modify or restrict such Company Authorizations are pending or, to the knowledge of the Company, threatened.  Except as described in Section 3.10(ii) of the Company Disclosure Letter, the Company has timely and properly made all filings and reports required by the PUCO, the FCC and all other regulatory entities having jurisdiction over the Company or its Subsidiary.

3.23         Tariffs: FCC Licenses.

(a)           The regulatory tariffs applicable to the Company and its Subsidiaries stand in full force and effect in accordance with their terms, and there is no outstanding notice of suspension, cancellation or termination or, to the Company’s knowledge, any threatened suspension, cancellation or termination in connection therewith.  Except as otherwise disclosed in Section 3.23 of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof is subject to any restrictions or conditions applicable to its regulatory tariffs that limit or would limit the operations of the Company or its Subsidiary (other than restrictions or conditions generally applicable to tariffs of that type).  Each such tariff has been duly and validly approved by the appropriate regulatory agency.  Except as otherwise disclosed in Section 3.23 of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof is in violation under the terms and conditions of any such tariff, and there is no basis for any claim of violation by the Company or any Subsidiary thereof under any such tariff.  There are no applications by the Company or any Subsidiary thereof, nor any complaints or petitions, or other filings by others (other than Vincent Acquisition Corporation), or proceedings pending or, to the knowledge of the Company, threatened, before the PUCO or the FCC relating to the Company or any Subsidiary thereof, or their respective operations or regulatory tariffs.  To the knowledge of the Company, there are no violations by subscribers or others under any such tariff.  Each tariff applicable to the Company or any Subsidiary thereof has been listed in Section 3.23 of the Company Disclosure Letter and a true and correct copy has been delivered to Parent.

(b)           Section 3.23 of the Company Disclosure Letter correctly sets forth all of the FCC Licenses held by the Company or any Subsidiary thereof and correctly sets forth the expiration or termination date of each FCC License.  The Company and its Subsidiaries hold all FCC Licenses required by applicable law or regulation, or which are used or useful in their respective businesses as presently conducted or as contemplated to be conducted.  Except as disclosed in Section 3.23 of the Company Disclosure Letter, each such FCC License was duly and validly issued to the Company or its Subsidiary pursuant to procedures which complied with all requirements of applicable law.  Each FCC License is in full force and effect in accordance with its terms, and there is no outstanding notice of cancellation or termination or, to the knowledge of the Company, any threatened cancellation or termination in connection therewith nor are any of such FCC Licenses subject to any restrictions or conditions that limit the operations of the Company or any Subsidiary thereof (other than restrictions or conditions generally applicable to licenses of that type).  No proceedings to revoke, refuse to renew, modify or restrict such FCC Licenses are pending or, to the knowledge of the Company, threatened.  The Company has no reason to believe that any of the FCC Licenses (i) could be revoked, canceled or suspended, and (ii) would not be renewed or extended in the ordinary course of business.  The transactions contemplated by this Agreement shall not cause Company’s study area to change.  Company is currently an average schedule company and Company does not know of any reason such study area or average schedule company status shall not continue to be available to the Surviving Corporation after the Closing Date.

3.24         Rate Base.  Except for amounts that are disallowed or excluded due to regulation applied generically to all local exchange carriers, neither the Company nor any Subsidiary thereof has any material amount of inventory, plant or equipment that has been disallowed from rate base or excluded from the revenue calculations for any pool and neither the Company nor any Subsidiary thereof has received notification that the FCC or any state regulatory authority or pool administrator proposes to exclude any assets from rate base or revenue calculations for the pools.

3.25         Overbillings; Refunds.  Except as set forth in Section 3.25 of the Company Disclosure Letter,  neither the Company nor any Subsidiary thereof has any liabilities for any customer or inter-exchange or toll carrier overbillings or prospective refunds of overearnings in excess of one thousand dollars ($1,000).

3.26         Capital Improvements.  Except as set forth in Section 3.26(i) of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof is required by any federal, state or local regulatory body to make any changes, upgrades or enhancements with respect to its physical plant or physical assets and neither the Company nor any Subsidiary thereof has reason to believe that any such changes, upgrades or enhancements will be so required in the foreseeable future.  Except as set forth in Section 3.26(ii) of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has any outstanding contracts or commitments for capital expenditures.  Section 3.26(iii) of the Company Disclosure Letter includes a list, as of July 31, 2006, of all disbursements on account of capital investments by Company and its Subsidiaries since December 31, 2005.  Section 3.26(iv) of the Company Disclosure Letter contains the Company’s and its Subsidiaries’ 2005 detailed actual capital expenditures.

3.27         Investment Company.  Neither the Company nor any Subsidiary thereof is an Investment Company as such term is defined in the Investment Company Act of 1940, as amended.

3.28         Margin Securities.  Neither the Company nor any Subsidiary thereof owns or has any present intention of acquiring, any “margin security” within the meaning of Regulation G (12 C.F.R. Part 207), or any “margin stock” within the meeting of Regulation U (12 C.F.R. Part 221), of the Board of Governors of the Federal Reserve System (herein called “margin security” and “margin stock”).

3.29         Solvency.  Neither the Company nor any Subsidiary thereof has (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or any substantial portion of its assets, (iv) suffered the attachment or other judicial seizure of all, or any substantial portion of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

3.30         Brokers or Finders.  Except as set forth in Section 3.30 of the Company Disclosure Letter, neither the Company nor any Subsidiary thereof has engaged the services of any brokers or finders in connection with the execution of this Agreement.

3.31         Books of Account.  The books of account of the Company and its Subsidiaries have been maintained in accordance with normal business practices, and accurately and fairly reflect all of the properties, assets, liabilities, transactions and appropriate accruals of the Company and of its Subsidiaries.

3.32         Intracompany Contracts.  Except as set forth in Section 3.32 of the Company Disclosure Letter,  there are no Contracts, understandings, arrangements or commitments (whether written or oral) between (i) the Company, on the one hand, and any Subsidiary thereof, on the other hand, or (ii) the Company or its Subsidiary, on the one hand, and any Shareholder, any officer, director or employee of the Company or any Subsidiary thereof or any of their respective Affiliates, on the other hand.

3.33         Customers.  Section 3.33 of the Company Disclosure Letter sets forth a statement of access line changes and DSL changes for the Company as of the dates represented therein.  As of August 31, 2006, the Company currently serves 3,915 access lines, all of which have current billing activity, and provides DSL service to 518 customers.

3.34         Materials and Supplies.  The value (as reflected on the Company’s books) of materials and supplies of the Company and any Subsidiary thereof which are obsolete or in excess of normal requirements, will not exceed the reserve for obsolete or excess materials and supplies as reflected on the books of the Company or its applicable Subsidiary.

3.35         Schedules of the Telephone Plant.  Section 3.35 of the Company Disclosure Letter sets forth copies of schedules (including details regarding net book value and continuing property records lists associated therewith) of the “Plant in Service” of the Company as of December 31, 2005.  Except as set forth in Section 3.35 of the Company Disclosure Letter, the account balances reflected on the schedule of Telephone Plant (which shall include both regulated and non-regulated business) correspond, in all material respects, to the associated account balances reflected on the books of the Company, which in turn correspond in all material respects to the amounts thereof reported on all applicable Tax Returns.

3.36         Approval of Transactions.  The Company is not aware of any fact, event or circumstance relating to the Company or any Subsidiary thereof that would cause a regulatory agency to deny or withhold its approval to the transactions contemplated hereby.

3.37         Accounts Receivable.  The accounts receivable for the Company and its Subsidiaries as stated in the Financial Statements are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of the Company and its applicable Subsidiary, that resulted from the regular course of business of the Company and its Subsidiaries.  Such receivables are fully collectible in accordance with their terms and are subject to no offset or reduction of any nature except for a reserve for uncollectible amounts consistent with the reserve established by the Company in the Financial Statements.  The value (as reflected on the Company’s books) of any accounts receivable of the Company which are over 90 days are either recoverable in full from interexchange carriers under billing and collection Contracts or will not materially exceed the billing reserve established by the Company in the Financial Statements.

3.38         Net Cash.  Section 3.38 of the Company Disclosure Letter sets forth the aggregate amount of Net Cash held by the Company and its Subsidiaries as of the close of business on the last business day prior to the execution of this Agreement.  For purposes hereof, “Net Cash” shall be defined as the total of the consolidated cash and cash equivalents of the Company and all Subsidiaries thereof, minus (i) the consolidated current and long term indebtedness of the Company and all Subsidiaries thereof for borrowed money and (ii) the severance payments due to Dennis Carlsen, George Tallent and John Ludenia, assuming as if they were terminated by the Company on October 31, 2006.

3.39         SMSA Tower Holdings LLC.  One of the Subsidiaries of the Company, GIT-CELL, Inc., owns the interest in Cincinnati SMSA Tower Holdings LLC (“SMSA LLC”) and has the capital account with respect thereto, as of the date of this Agreement, as set forth in Section 3.39(i) of the Company Disclosure Letter, and a tax basis with respect thereto, as of June 30, 2006, as set forth in section 3.39(ii) of the Company Disclosure Letter.  The Company has delivered to Parent the complete, executed Second Amended and Restated Operating Agreement of SMSA LLC, dated May 31, 2001, and all amendments thereto (collectively, the “SMSA LLC Operating Agreement”).  GIT-CELL, Inc. has made all capital contributions required to be made by GIT-CELL, Inc. to SMSA LLC, and except as set forth in Section 3.39(iii) of the Company Disclosure Letter, neither the Company nor any Subsidiary have any monetary liability or obligation, contingent, deferred, liquidated, unliquidated or otherwise, including, without limitation, any liability or obligation to any taxing authority or any other Governmental or Regulatory Authority concerning, arising out of or relating to GIT-CELL, Inc.’s interest in and to SMSA LLC.

3.40         SMSA Limited Partnership.  One of the Subsidiaries of the Company, GIT-CELL, Inc., owns the interest in Cincinnati SMSA Limited Partnership (“SMSA Partnership”) and has the capital account with respect thereto, as of the date of this Agreement, as set forth in Section 3.40(i) of the Company Disclosure Letter, and a tax basis with respect thereto, as of June 30, 2006, as set forth in section 3.40(ii) of the Company Disclosure Letter.  The Company has delivered to Parent the complete, executed Agreement Establishing Cincinnati SMSA Limited Partnership, dated December 2, 1982, and all amendments thereto (collectively, the “SMSA Partnership Agreement”).  GIT-CELL, Inc. has made all capital contributions required to be made by GIT-CELL, Inc. to SMSA Partnership, and except as set forth in Section 3.40(iii) of the Company Disclosure Letter, neither the Company nor any Subsidiary have any monetary liability or obligation, contingent, deferred, liquidated, unliquidated or otherwise, including, without limitation, any liability or obligation to any taxing authority or any other Governmental or Regulatory Authority concerning, arising out of or relating to GIT-CELL, Inc.’s interest in and to SMSA Partnership.

3.41         Termination of Pension Plan.  The Estimated Pension Plan Termination Costs with regard to the termination of the Pension Plan, as provided by the Company pursuant to Section 7.02(n)(ii) hereof, do not exceed $50,000.

3.42         Disclosure.  No representation or warranty made by the Company in this Agreement or furnished by or on behalf of the Company to Parent contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make each statement contained therein not misleading.

3.43         Pole Compliance.  The Company is currently in compliance with any and all pole sharing or similar agreements and any and all Laws issued by any Governmental or Regulatory Authority with regard to the placement and/or spacing of telephone lines.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as of the date of this Agreement as follows:

4.01         Organization and Qualification.  Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing with perpetual duration under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, has conducted its operations only as contemplated hereby and has no material liabilities.  In Section 4.01 to the letter dated the date hereof and delivered to Company by Parent and Sub concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) there is included complete and correct copies of the certificates or articles of incorporation and code of regulations or bylaws (or other comparable charter documents) of Parent and Sub.

4.02         Authority Relative to this Agreement.  Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and all related agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to such approvals as are required pursuant to Section 4.03(b) hereof.  The execution, delivery and performance of this Agreement  and all related agreements by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby and thereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole shareholder of Sub, and no other corporate proceedings on the part of either of Parent or Sub or their respective shareholders are necessary to authorize the execution, delivery and performance of this Agreement and all related agreements by Parent and Sub and the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby and thereby.  This Agreement and each related agreement executed by Parent and/or Sub has been duly and validly executed and delivered by each of Parent and Sub, as the case may be, and constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.03         Non-Contravention; Approvals and Consents.

(a)                The execution and delivery of this Agreement and each related agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, loss of a material benefit under or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or code of regulations or bylaws (or other comparable charter documents) of Parent or any of its Subsidiaries, or (ii) subject to the taking of the actions described in paragraph (b) of this Section 4.03, (x) any Laws or Orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound.

(b)           Except (i) for the filing of a telecommunications application to transfer control with the PUCO by Parent under, and any other actions required under, the Ohio Act, (ii) for the filing of a telecommunications application to transfer control with the FCC by Parent under, and any other actions required under, the Telecom Act, and (iii)  for the filing of the Certificate of Merger and other appropriate merger documents required by the OGCL with the Secretary of State, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby.

4.04         Information Supplied.  Neither the information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion in the Proxy Statement or any other documents to be filed by Parent, Sub or the Company with any other Governmental or Regulatory Authority in connection with the Merger and the other transactions contemplated hereby on the date of its filing or, in the case of the Proxy Statement, at the date it is mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.05         Legal Proceedings.  There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of Parent or Sub, threatened against, relating to or affecting, nor to the knowledge of Parent or Sub are there any Governmental or Regulatory Authority investigations or audits pending or threatened against, relating to or affecting, Parent or any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement, and neither Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory

Authority which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

4.06         Capitalization of Sub.  The authorized capital stock of Sub consists of One Thousand Five Hundred (1,500) common shares, without par value, all of which shares are validly issued and outstanding, fully paid and nonassessable and are owned by Parent free and clear of any and all Liens. On the date hereof Sub has, and at all times through the Effective Time, Sub will continue to have, no obligations or liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature except for nominal liabilities associated with Sub’s organization and liabilities arising under or in connection with this Agreement.

4.07         Financing.  Parent has, or has received binding (subject to the terms and conditions thereof) commitments from financially responsible financial institutions to obtain, the funds necessary to consummate the Merger and pay the Merger Price as provided in Section 2.01, and to pay related fees and expenses, and will make such funds available to Sub immediately prior to the Closing.  Parent shall keep the Company informed with respect to material activity concerning the status of such financing, and shall give the Company prompt notice of any material adverse change with respect to such financing.

ARTICLE V

COVENANTS OF THE COMPANY

5.01         Covenants of the Company.  At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, including any exception set forth in the Company Disclosure Letter as provided on the date this Agreement is executed (but not including any exception first listed in any amendment thereto), or to the extent that Parent shall otherwise consent in writing):

(a)           The Company and each of its Subsidiaries shall conduct their respective businesses only in, and neither the Company nor any such Subsidiary shall take any action except in, the ordinary course consistent with past practice.

(b)           Without limiting the generality of paragraph (a) of this Section 5.01, (i) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact in all material respects their present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in adequate working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible assets and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental or Regulatory Authorities applicable to them, and (ii) the Company shall not, nor shall it permit any of its Subsidiaries to:

(i)            amend or propose to amend its articles of incorporation or code of regulations;

(ii)           (A) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital shares, except for (x) the declaration and payment of  cash dividends by the Company on Company Common Shares at times and in amounts consistent with past practices (provided that such dividends do not exceed an aggregate amount of $32,000 per quarter) and (y) the declaration and payment of dividends by a wholly-owned Subsidiary solely to its parent corporation, (B) split, combine, reclassify or take similar action with respect to any of its capital shares or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its capital shares, (C) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (D) directly or indirectly redeem, repurchase or otherwise acquire any capital shares;

(iii)          issue, deliver or sell, purchase or redeem or authorize or propose the issuance, delivery or sale of, or the purchase or redemption of, any of its capital shares or any securities convertible into or exercisable for any of its capital shares or any Option, warrants or rights with respect thereto, other than the issuance by a wholly-owned Subsidiary of its capital shares to its parent corporation;

(iv)          except for the capital expenditure items listed at Section 5.01(b)(iv) of the Company Disclosure Letter, acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets other than inventory and other assets to be sold or used in the ordinary course of business consistent with past practice or otherwise enter into any agreement with regard to capital expenditures.  Notwithstanding anything to the contrary in this Agreement or the Company Disclosure Letter, (a) with regard to all contracts entered into or to be entered into that pertain to Hickory Pointe Subdivision (as identified in Section 3.26(iii) of the Company Disclosure Letter), the Company shall not commit to payment of expenditures in excess of an aggregate of $70,000 without the prior written consent of Parent, and (b) with regard to all contracts entered into or to be entered into that pertain to Building Maintenance (as identified in Section 3.26(iii) of the Company Disclosure Letter), the Company shall not commit to payment of expenditures in excess of an aggregate of $75,000 without the prior written consent of Parent;

(v)           sell, lease, sell and leaseback, pledge, grant any security interest in or otherwise dispose of or encumber any of its assets or properties, other than (i) sales of inventory in the ordinary course of business consistent with past practice,  or (ii) to the extent disclosed in Section 5.01(b)(v) of the Company Disclosure Letter; or allow any such assets or properties to become subject to a Lien;

(vi)          except to the extent required by applicable Law or Order make any tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

(vii)         except as set forth in Section 5.01(b)(vii) of the Company Disclosure Letter (i) incur any indebtedness for borrowed money, (ii) enter into any new credit facility, or (iii) assume or guaranty any indebtedness or obligation;

(viii)        enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any Employee Program or other agreement, arrangement, plan or policy between the Company or one of its Subsidiaries and one or more of its directors, officers or employees, pay any benefit not required by any plan or arrangement in effect as of the date hereof, increase in any manner the compensation or fringe benefits of any officer or director of the Company or its Subsidiaries or, except for normal increases in the ordinary course of business consistent with past practice (provided that such increases are in no event in excess of 4% per annum), increase in any manner the compensation or fringe benefits of any non-officer employee;

(ix)           enter into any Contract with any Affiliate of the Company or any of its Subsidiaries or with any third party providing for aggregate payment(s) by the Company or any Subsidiary thereof in excess of $10,000 (other than as expressly permitted pursuant to Section 5.01(b)(iv) hereof), or otherwise enter into any Contract or amend or modify any existing Contract or engage in any transaction unless such Contract, amendment, modification or transaction is (1) in the ordinary course of business, (2) consistent with past practice, and (3) on an arm’s length basis;

(x)            settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements involving payments that are not in excess of $10,000 in the aggregate individually and $25,000 in the aggregate collectively over amounts fully recoverable from insurance;

(xi)           pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, liquidated, unliquidated, or otherwise, and whether asserted or unasserted), other than (i) liabilities reflected or reserved against in the Financial Statements, or (ii) liabilities incurred since December 31, 2005 in the ordinary course of business consistent with past practice; provided that any and all such payments, discharges and satisfactions shall be made only in the ordinary course of business consistent with past practice;

(xii)          waive, release, grant, or transfer any rights of value, other than in the ordinary course of its business consistent with past practice;

(xiii)         change any of its banking or safe deposit arrangements other than in the ordinary course of its business consistent with past practice;

(xiv)        change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in GAAP and notice of which is given in writing to Parent;

(xv)         enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the change of control of the Company;

(xvi)        take any action or fail to take any action that would make any of the representations or warranties of the Company contained in this Agreement untrue or inaccurate at any time after the date of this Agreement or would result in any of the conditions set forth in this Agreement not being satisfied;

(xvii)       change any regulatory election or status;

(xviii)      make any change in the lines of business in which it participates or is engaged; or

(xix)         enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

(c)           The Company shall confer on a regular basis with Parent with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise Parent of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, known to the Company.

5.02         No Solicitations.

(a)           Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries shall, and it shall cause their respective Representatives not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to an Alternative Proposal, or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person or group relating to an Alternative Proposal (excluding the transactions contemplated by this Agreement) or grant any waiver or release under any confidentiality, standstill or similar agreement with respect to any class of equity securities of the Company or any Subsidiary; and (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties with respect to any of the foregoing, and it will take the necessary steps to inform such parties of its obligations under this Section 5.02; provided, however, that nothing contained in this Section 5.02 shall prohibit the Board of Directors of the Company from (i) furnishing information to (but only pursuant to a confidentiality agreement in customary form and having terms and conditions no less favorable to the Company than the Confidentiality Agreement; provided, however, that any such confidentiality agreement shall not restrict the parties thereto from making an Alternative Proposal) or entering into discussions or negotiations with any Person or group that makes an unsolicited bona fide Alternative Proposal, if a majority of the Board of Directors of the Company, without including directors who may be considered Affiliates (as defined in Rule 405 under the Securities Act) of any person making an Alternative

Proposal (“Disinterested Directors”), determines in good faith (after receipt of advice from reputable outside legal counsel experienced in such matters (including without limitation Thompson Hine) that there is a reasonable basis to conclude that the failure to take any action that would otherwise be prohibited by any such restriction would result in a breach of the Board of Directors’ fiduciary duties under applicable Law) that the Alternative Proposal is or presents a reasonable likelihood of resulting in a Superior Proposal and was not solicited by it after the date hereof and did not otherwise result from a breach of this Section 5.02; and (ii) making disclosure relating to the possible Alternative Proposal to the Company’s shareholders if, in the good faith judgment of a majority of the Disinterested Directors, after being advised by reputable outside counsel experienced in such matters (including without limitation, Thompson Hine), there is a reasonable basis to conclude that disclosure is required under applicable Law.  The Company will promptly notify Parent after  receipt of a proposal relating to any Alternative Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any Person that has made a proposal relating to an Alternative Proposal or any Person who the Company believes in its reasonable judgment may be considering making, or has made, a proposal relating to an Alternative Proposal, or any request for nonpublic information from any Person, and will keep Parent fully informed on a current basis (and in any event within 24 hours after receipt of an indication, request or a proposal relating to an Alternative Proposal, or any revision of such proposal) of the status and details of any such Alternative Proposal, indication or request.  The Company will not enter into any agreement or arrangement (other than a confidentiality agreement as described above), or make any recommendation, with respect to an Alternative Proposal that is or presents a reasonable likelihood of resulting in a Superior Proposal for three business days after delivery of such a notice to Parent indicating the Company’s intention to enter into such an agreement or arrangement, or to make such a recommendation, with respect to such Alternative Proposal, which notice shall include all material terms of such proposal, and the Company will negotiate exclusively in good faith with Parent for such three-business day period to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms; provided, however, that any such proposed adjustments shall be at the discretion of the parties hereto at the time and that no more than one three-day negotiation period shall apply to any particular Alternative Proposal, it being understood that any material change to an Alternative Proposal will give rise to a new three-day negotiation period under this Section 5.02, unless the Company shall have notified Parent in writing that the Company does not intend to enter into any agreement or arrangement (other than a confidentiality agreement as described above), or make a recommendation, with respect to such Alternative Proposal as modified by such material change.  Nothing in this Section 5.02 shall permit the Company to terminate this Agreement except as provided in Article VIII.

(b)           Neither the Company nor the Board of Directors of the Company nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of this Agreement or the Merger, or, except as contemplated by Section 5.02(a)(ii) above, propose publicly to approve or recommend an Alternative Proposal unless a majority of the Disinterested Directors determines, in its good faith judgment (after receipt of advice from reputable outside legal counsel experienced in such matters, including without limitation Thompson Hine) that there is a reasonable basis to conclude that the failure to take such action would result in a breach of the Board of Directors’ fiduciary duties under applicable Law and the Company has otherwise complied with its obligations under this Section 5.02.

(c)           For purposes of this Agreement, “Alternative Proposal” means any merger, consolidation or other business combination including the Company or any of its Subsidiaries or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of (i) all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole, (ii) 20% or more of the outstanding Company Common Shares, or (iii) any of the outstanding capital shares of any Subsidiary of the Company.  For purposes of this Agreement, “Superior Proposal” means any bona fide written Alternative Proposal (with the percentages included in the definition of Alternative Proposal replaced with 50% for purposes of this definition) that a majority of the Disinterested Directors determines, in its good faith judgment (after consultation with the Company’s legal and financial advisors and taking into account all the terms and conditions of the Alternative Proposal and this Agreement deemed relevant by such Disinterested Directors):  (i) that it provides greater value to the Company’s shareholders than the Merger (and any revised proposal made by Parent); (ii) that it is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the Alternative Proposal; and (iii) that financing for it, to the extent required, is, as of the date of the determination by the Disinterested Directors, committed at least to the same extent as Parent’s financing is committed as of the date hereof.

5.03         Financing-Related Cooperation.  The Company agrees to provide, and will cause its Subsidiaries and its and their respective directors, officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated in respect of the transactions contemplated by this Agreement, provided that any agreement, letter, and instrument executed by the Company is unilaterally revocable by the Company as to the Company prior to the Effective Time without notice or penalty of any kind and does not obligate the Company to pay any fees or expenses to such financing sources prior to the Effective Time; provided further  that Parent shall use commercially reasonable efforts to ensure that the disclosures made by Parent in response to representations and warranties contained in any financing agreements executed by Parent in respect of the transactions contemplated by this Agreement are not materially inconsistent with the corresponding disclosures contained in the Company Disclosure Letter with respect to the same or similar matters; and provided further, that Parent shall use reasonable efforts not to materially interfere with the duties of such officers, employees and advisors such that the Company’s business and results of operations would be materially adversely affected thereby.  In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the reasonable request of Parent, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company and its Subsidiaries; provided that no call for redemption or prepayment shall be irrevocably made until contemporaneously with or after the Effective Time.

5.04         Regulatory Matters.  The Company will not change local rates charged to telephone customers other than in the normal course of business and in accordance with applicable Laws.  The Company shall make all ordinary course of business filings as may be necessary with the PUCO, FCC or any other Governmental or Regulatory Authority between the date of this Agreement and the Closing Date and shall contemporaneously provide copies of the filing to Parent.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01         Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide Parent and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company and its Subsidiaries, (ii) furnish Parent with copies of all unaudited financial statements within 30 days following the end of the month to which such statements pertain, and (iii) furnish promptly to Parent (x) a copy of each report, statement, schedule and other document filed or received by the Company or any of its Subsidiaries pursuant to the requirements of federal or state Laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Employee Programs and other books and records) concerning the business and operations of the Company and its Subsidiaries as Parent or any of such other Persons shall reasonably request. Any such information or material obtained pursuant to this Section 6.01 shall be governed by the terms of the Confidentiality Agreement, dated as of June 12, 2006, with the Company, which Parent and Sub hereby adopt as binding on each of them as if each of them were a party to the such agreement (the “Confidentiality Agreement”).

6.02         Preparation of Proxy Statement.  The Company shall prepare the Proxy Statement as soon as reasonably practicable after the date hereof.  If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall prepare such amendment or supplement as soon thereafter as is reasonably practicable.  Parent, Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement.  The Company shall give Parent and its counsel the opportunity to review the Proxy Statement.  The Company agrees to use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Shares entitled to vote at the Company Shareholders’ Meeting at the earliest practicable time.

6.03         Approval of Shareholders.  The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) for the purpose of voting on the adoption of this Agreement  and obtaining approval of adoption of this Agreement by the holders of at least two-thirds of the Company Common Shares entitled to vote thereon (the “Company Shareholders’ Approval”) as soon as reasonably practicable in the exercise of its best good faith efforts, and in no event later than 40 days after the date hereof.  Except as permitted by Section 5.02, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this

Agreement and shall use its reasonable best efforts to obtain such adoption.  The Company, through its Board of Directors, shall further take any and all such actions through the Closing Date as are necessary under applicable Law (including, without way of limitation, Section 1701.85 of the OGCL) with regard to calling, giving notice of, convening and holding the Company Shareholders’ Meeting, and with regard to any and all required communications and interactions with Dissenting Shareholders with respect to the Merger.

6.04         Regulatory and Other Approvals.  Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, each of the Company and Parent will use reasonable best efforts to, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties required of Parent, the Company or any of their respective Subsidiaries to consummate the Merger and the other transactions contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may reasonably request in connection therewith.

6.05         Employee Matters.  The Employee Programs in which the Company’s employees participate following the Effective Time will (i) credit, for vesting and eligibility purposes only, all service performed for the Company prior to the Effective Time, but not for benefit accrual (including eligibility for any subsidized early retirement pension amount), and (ii) waive any pre-existing condition exclusions (other than pre-existing conditions that, as of the Effective Time, have not been satisfied under any Company Program).  The Company shall cooperate with Parent prior to the Closing regarding the Company’s employee benefits coverages, including without limitation: (i) assisting the Company in arranging for any anticipated transition of coverage, such that all current Company insurance coverages and related administration or service agreements may be continued without interruption by the Company following the Closing (to the extent Parent determines to continue any such insurance coverages or agreements); (ii) communicating with the company’s employees and former employees as reasonably requested by Parent (provided that no such communication shall occur without the Company’s consent, which the Company shall not unreasonably withhold); and (iii) transferring employee and related records to Parent as requested by Parent effective on the Closing and insuring that FICA and other tax withholding and reporting is handled in the most efficient and economical manner.

6.06         Directors’ and Officers’ Insurance.  From and after the Effective Time until the fourth  (4th) anniversary of the Effective Time, the Surviving Corporation shall indemnify the present officers and directors of the Company and its Subsidiaries in respect of acts or omissions as an officer or director occurring prior to the Effective Time, to the same extent and in the same manner as provided by Company’s articles of incorporation and code of regulations as in effect immediately prior to the Effective Time.  Additionally, from and after the Effective Time until the fourth (4th) anniversary of the Effective Time, the Surviving Corporation shall, at its expense, maintain, to the extent available, the policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries as of the date hereof, to the extent that such insurance coverage can be maintained at an annual cost to the Surviving Corporation of not greater than 120% of the annual premium for the Company’s current director and officer insurance policies (as identified in Section 3.18(i) of the Company Disclosure Letter) currently paid by the Company for such insurance and, if such insurance coverage cannot be so purchased or maintained at such cost, provide as much of such insurance as can be so purchased or maintained at such cost.  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.06.

6.07         Notice of Transfer.  Each of the Parent and the Company shall cooperate in providing any required notices to the appropriate Governmental or Regulatory Authority regarding any issues of ownership or control or change thereof (including, without limitation, any such issues relating to the Company Authorizations).

6.08         Sub.  Prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Sub for the issuance of its stock to Parent) or any material liabilities.  Parent will take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.09         Brokers or Finders.  Each of Parent and the Company represents, as to itself and its Subsidiaries and Affiliates, that no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Stifel Nicolaus, whose fees and expenses will be paid by the Company in accordance with the Company’s agreement with such firm (a complete and correct copy of which has been delivered by the Company to Parent), and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any Person on the basis of any act or statement alleged to have been made by such party or its Affiliate.

6.10         Takeover Statutes.  If any “fair price,” “merger moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall, to the extent permitted by law, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act, to the extent permitted by Law, to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

6.11         Conveyance Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

6.12         Further Assurances.  On the terms and subject to the conditions of this Agreement, the parties hereto shall use all reasonable efforts at their own expense to take, or cause to be taken, all actions, and to do, or to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable regulations to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using all reasonable efforts (a) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts, (b) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Order or Law or in connection with any Company Authorizations, (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (d) to fulfill all conditions to the obligations of the parties under this Agreement.  Each of the parties hereto further covenants and agrees that it shall use all reasonable efforts to prevent a threatened or pending preliminary or permanent injunction or other Order.

6.13         Environmental Matters.  The Company shall make available to Parent and Sub all investigations, reports, assessments and other materials in its possession relating to the compliance of the Properties with applicable federal and state laws relating to the protection of the environment or the existence of any obligations or liabilities arising thereunder.  The Company shall cooperate with Parent and Sub in making any environmental investigations of the Properties that parent or Sub deems appropriate; provided that (i) Parent and Sub shall obtain the Company’s written consent prior to entering any Properties and prior to conducting any assessment or testing with respect thereto and (ii) the Company shall have entered into an agreement reasonably satisfactory to it with each contractor of Parent or Sub who will perform such testing.

6.14         Agreement to Defend.  In the event any claim of the nature specified in Sections 7.01(b), 7.02(f) or (j), or 7.03 (h) hereof is commenced, whether before or after the Closing Date, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

6.15         Continuation of Employment.  Until the first (1st) anniversary of the Closing Date, Parent shall cause the Surviving Corporation to continue the employment of all Company Employees employed by the Company immediately prior to the Effective Time, at substantially the same terms and conditions and rates of pay; provided, however, that the Surviving Corporation shall be permitted to terminate (i) any Company Employee at any time for cause, and (ii) any two of the three of Dennis Carlsen, George Tallent and John Ludenia at any time without cause or advance notice, provided that in connection with the termination(s) of Messrs. Carlsen, Tallent or Ludenia the Surviving Corporation shall pay to each their full severance benefits, to the extent and in accordance with the terms set forth in Section 3.14(a) of the Company Disclosure Letter, except that (a) any payments required to be made to Messrs. Tallent or Ludenia shall be paid in a lump sum on the date of their respective termination of employment and the failure to make such payment shall be deemed a breach of their respective agreements identified in Section 3.14 of the Company Disclosure Letter, and (b) Mr. Carlsen’s Executive Employment Agreement shall be amended prior to the Closing to provide that in the event Mr. Carlsen is terminated following the Closing, the Surviving Corporation’s sole liability and obligation shall be to pay Mr. Carlsen a lump sum severance payment equal to his salary for such portion of his Initial Term of employment (which is defined in the First Amendment to Mr. Carlsen’s Executive Employment Agreement as ending on January 14, 2009) (not to exceed $257,000, assuming termination were to occur on October 31, 2006), and to provide Mr. Carlsen, through January 14, 2009, at the Surviving Corporation’s expense, with medical insurance coverage under the terms of such health insurance plan as is applicable to the Surviving Corporation’s employees generally.

6.16         Public Announcements.  Except as otherwise required by Law or the rules of any applicable securities exchange or national market system or as expressly provided herein, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.  Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable. The Company shall issue, as soon as practical after the execution of this Agreement, a notice to be mailed to the Shareholders informing them of the Company’s entry into this Agreement, and shall thereafter mail to the Shareholders, within 14 days of the execution of this Agreement, a proxy statement describing the Merger, to be utilized by the Shareholders for the purpose of casting their votes at the Company Shareholders’ Meeting.  Additionally, the parties hereto shall file applications for approval of the Merger with the FCC and the PUCO no later than five (5) business days following the execution of this Agreement, unless otherwise mutually agreed.  No press release disclosing the execution of this Agreement and/or the material terms of the Merger shall be published without Parent’s consent, and notwithstanding Parent’s obligation to provide the Company with a copy of such press release and the parties’ agreement to cooperate with respect thereto, the content of any press release and the timing of the publication thereof shall be determined by Parent in its sole discretion.   It is acknowledged by Parent and Company that within two (2) business days following the publication of such press release, FairPoint will file a Form 8-K with a copy of such press release attached.  It is further acknowledged by Parent and Company that FairPoint shall attach a copy of this Agreement as an exhibit to FairPoint’s Form 10-Q which shall be filed on November 3, 2006.

6.17         SMSA Partnership Tax Basis Calculation.  With regard to the Company’s tax basis in the SMSA Partnership as set forth at Section 3.40 of the Company Disclosure Letter (the “Scheduled Tax Basis”), the Company shall, subsequent to the Closing, calculate GIT-Cell’s tax basis in the SMSA Partnership using tax income (the “Calculated Tax Basis”) and shall provide to Parent in writing the result thereof and the supporting work papers.  In the event the Calculated Tax Basis is less than the Scheduled Tax Basis, then the Calculated Tax Basis shall be subtracted from the Scheduled Tax Basis, to yield the deficiency (the “Book Income Deficiency”).  In the event there is a Book Income Deficiency,  an amount equal to the lesser of the Book Income Deficiency or the Scheduled Tax Basis shall be multiplied by 40%, to yield the projected negative tax impact to Parent, and Parent shall have an indemnity claim for such amount pursuant to Article IX hereof (which shall in no event exceed $28,000); provided, however, that the limitations of Section 9.08 hereof shall not apply with regard to any such indemnity claim..

ARTICLE VII

CONDITIONS

7.01         Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)           Shareholder Approval.  This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the OGCL and the Company’s articles of incorporation.

(b)           No Injunctions or Restraints.  No Governmental or Regulatory Authority having proper jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

7.02         Conditions to Obligation of Parent and Sub to Effect the Merger.  The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

(a)           Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects, at the date hereof and as of the Closing Date as though made on and as of such date (except for changes permitted or contemplated hereby and for any representations and warranties which are made as of a specific date, which shall be true and correct as of such date) provided that the aforementioned condition shall be deemed satisfied notwithstanding the failure of any such representations and warranties to be true and correct if in the aggregate, such failures to be true and correct (without giving effect to any materiality qualifiers contained therein) have not had or are not reasonably likely to have a Material Adverse Effect.

(b)           Performance of Obligations.  The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to Parent a certificate, dated the Closing Date and executed in the name and on behalf of the Company by an officer of the Company to such effect.

(c)           Dissenting Shares.  The aggregate number of Dissenting Shares shall not exceed 10% of the total number of Company Common Shares outstanding on the Closing Date.

(d)           Company Actions.  All actions required to be taken by the Company pursuant to this Agreement in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the taking of all such actions.

(e)           Satisfactory Stock Records.  The Company shall have provided Parent with copies of such endorsed and cancelled certificates, executed stock powers, stock transfer records, affidavits of applicable Company officers or employees and such other documentation as is requested by Parent in support of the Shareholder listing attached to Section 3.02(a) of the Company Disclosure Letter, and Parent shall have determined, in its reasonable discretion, that it is satisfied with the adequacy thereof.

(f)            No Injunctions or Restraints.  No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other Governmental or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition shall be in effect (i) imposing or seeking to impose material limitations on the ability of Parent to acquire or hold or to exercise full rights of ownership of any securities of the Company; (ii) imposing or seeking to impose material limitations on the ability of Parent or its Affiliates to combine and operate the business and assets of the Company; (iii) imposing or seeking to impose other material sanctions, damages, or liabilities directly arising out of the Merger on Parent or any of its officers or directors; or (iv) requiring or seeking to require divestiture by Parent of any significant portion of the business, assets or property of the Company or of Parent.

(g)           Delivery of Documents.  The Company shall have executed and delivered to Parent (or shall have caused to be executed and delivered to Parent by the appropriate persons) the following:

(i)            A certified copy of resolutions of the Company’s Board of Directors, approving this Agreement, the Merger and all transactions contemplated by this Agreement, and a certified copy of the resolutions adopted by the holders of Company Common Shares holding, in the aggregate, no fewer than two-thirds of the voting power of such shares, approving this Agreement, the Merger and all transactions contemplated by this Agreement;

(ii)           A copy of the Company’s and its Subsidiaries’ articles of incorporation certified as of a recent date by the Ohio Secretary of State and the secretary of the pertinent corporation;

(iii)          A copy of the code of regulations of each of the Company and its Subsidiaries certified, in each case, by the secretary of the pertinent corporation;

(iv)          A certificate issued by the Ohio Secretary of State certifying that the Company and each of its Subsidiaries, as the case may be, as of a recent date is in good standing in such state;

(v)           True and correct copies of all consents, instruments and other documents specified in Section 3.04 of the Company Disclosure Letter which have not been previously delivered to Parent; and

(vi)          All other certificates and other documents reasonably requested by Parent in writing at least two (2) days before the Closing Date.  The form and substance of all such certificates and other documents hereunder shall be satisfactory in all respects to Parent and its counsel.

(h)           Opinion of Company’s Counsel.  Parent shall have received the written opinions, dated the Closing Date, of (x) counsel for the Company substantially in the form attached as Appendix A to the Company Disclosure Letter, (y) FCC counsel for the Company, and (z) communications counsel for the Company with respect to PUCO and related matters.  Such opinions shall be in the form attached to Section 7.02(h) of the Company Disclosure Letter, with regard to counsel for the Company, and shall contain such provisions as are customary to obtain in connection with a transaction such as the Merger, with regard to FCC and communications counsel for the Company.

(i)            Regulatory Matters.

(i)            The PUCO and the FCC shall, if required by law, have approved the consummation of the transactions contemplated hereby and such approvals shall (i) be free of any terms, conditions or restrictions that are unacceptable to Parent in its sole discretion, and (ii) each have become a non-appealable Order (“Final Order”).

(ii)           The approval of any other governmental entity required for the consummation of the transactions contemplated hereby shall have been obtained or notice given as required, including, without limitation, the approval of or notice to any local or municipal governmental entity necessary or appropriate in connection with the transfer of control of the Company Authorizations and such approvals shall (i) be free of any terms, conditions or restrictions that are unacceptable to Parent in its sole discretion, and (ii) have become Final Orders.

(j)            Litigation.  There shall be no charge, claim, complaint, grievance, arbitration, investigation, action, suit or proceeding at law or in equity or by or before any governmental or administrative instrumentality or other agency, or before any court, arbitrator, or similar tribunal, pending or, to the knowledge of the Company or any Subsidiary thereof, or, to the knowledge of the Company, any director, officer or key employee of the Company or any Subsidiary thereof which would have a reasonable possibility of calling into question the validity, or hinder the consummation, enforceability or performance, as the case may be, of the Closing, this Agreement, any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby.

(k)           Properties.  Parent, at its discretion and at its sole cost and expense, shall have received title insurance and surveys in form and substance reasonably satisfactory to Parent on all real property owned by the Company or any Subsidiary thereof.

(l)            Adverse Changes.  From the date hereof, through and including the Effective Time, and without regard to matters related to approvals required by Section 7.02 (i) hereof, there shall have been no Material Adverse Change.  The Parent shall have received a certificate (dated the Closing Date) from the Company in a form reasonably satisfactory to the Parent, certifying to the foregoing.

(m)          Directors and Officers.  The Company shall have duly and validly obtained resignations of all directors and officers of the Company and its Subsidiaries.

(n)           Employee Matters.

(i)            Parent shall have determined that Company’s medical benefits program can be continued at insurance rates not exceeding those currently paid by Company for Company’s current employees by more than 50%.

(ii)           Prior to Closing, the Company shall have accomplished all of the following tasks:

(A)          Required the actuary of the Company’s defined benefit pension plan (the “Pension Plan”) to calculate the full cash value of all participant benefits (determined on both a lump sum and normal annuity benefit basis) under the Pension Plan as of September 30, 2006, using updated individual participant information, interest rates and other assumptions required under ERISA, and otherwise calculated to assume that the Pension Plan’s termination occurs as promptly as possible under ERISA, and to provide Parent with a written report detailing the results of such calculation and the methods and assumptions used therein.

(B)           Required the Pension Plan’s actuary to submit to Parent a detailed invoice for the total amount of fees it (and any related service providers) will charge for all calculations and other tasks necessary to complete the Pension Plan’s termination and final wrapping up (including, without limitation, the preparation of document drafts for review by ERISA legal counsel acceptable to Parent, the calculation of all participant benefits, the submission of the Pension Plan’s termination to both the IRS and the PBGC for approval, and the preparation of all participant notices and governmental reporting in connection with the Pension Plan’s termination and final distribution of benefits and wrapping up of the Pension Plan).  Such detailed invoice shall separate such fees according to whether such fees are (I) payable out of the Pension Plan’s assets or (II) settlor expenses that must be paid by the employer.   Such invoice shall clearly describe any and all tasks that the actuary or its related service providers will not perform in connection with the Pension Plan’s termination and full wrapping up of the Pension Plan.

(C)           Required the entity (or entities) in which the Pension Plan’s assets are invested to disclose (in writing, with a copy to Parent) the full amount of direct and indirect fees and penalties (by whatever name) for liquidating the

Pension Plan’s assets (including, without limitation, market value adjustments, early termination fees and penalties, back-end loads, and commissions or other expenses).  Such calculations shall be made assuming that the Pension Plan’s assets will be immediately moved upon Closing to a money market or similar fund whose principal is not subject to further negative adjustments (for example, due to increases in interest rates).

(D)          The aggregate amount of all sums determined under Sections 7.02(n)(ii)(A), (B) and (C), less the aggregate value of the Pension Plan assets as of September 30, 2006 (as netted, the “Estimated Pension Plan Termination Costs”) shall not exceed $100,000, unless otherwise agreed by Parent in its sole discretion.

(o)           Rights-of-Way.    The Company shall provide evidence that it has obtained and recorded all rights-of-way, easements or permits necessary to operate and maintain its physical plant with respect to all telephone remotes and feeder routes.

(p)           Delivery of Minute Books.  The Company shall deliver at Closing all original minute books, corporate seals and stock transfer records of the Company and of its Subsidiaries, as well as original evidence of all their respective investments.

(q)           Establishment of Escrow.  The Shareholder Representative (as defined in the Escrow Agreement), on behalf of the Shareholders, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(r)            All Proceedings Satisfactory.  All corporate and other proceedings taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be satisfactory in form and substance to Parent and Parent shall receive such copies thereof and other materials (certified, if requested) as it may reasonably request in connection therewith.

(s)           Change in Number of Customers.  There shall not have been more than a five percent (5%) decrease in the number of access lines or DSL service customers set forth in Section 3.33 hereof.

7.03         Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

(a)           Representations and Warranties.  The representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing

Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

(b)           Performance of Obligations.  Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing, and Parent and Sub shall each have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of Parent by an officer of Parent and in the name and on behalf of Sub by an officer of Sub to such effect.

(c)           Parent and Sub Actions.  All actions required to be taken by Parent and Sub pursuant to this Agreement in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the taking of all such actions.

(d)           Intentionally Omitted

(e)           Delivery of Documents.  Parent shall have executed and delivered to the Company (or shall have caused to be executed and delivered to the Company by the appropriate persons) the following:

(i)            Certified copies of resolutions of the Board of Directors of Parent, Sub and of the sole stockholder of the Sub authorizing the execution and delivery of this Agreement and all related agreements;

(ii)           A certificate issued by the appropriate Secretary of State of the state of incorporation of Parent and Sub as of a recent date certifying that Parent or Sub as the case may be, is in good standing in such state; and

(iii)          All other certificates and other documents reasonably requested by the Company in writing at least two (2) days before the Closing Date.  The form and substance of all such certificates and other documents hereunder shall be reasonably satisfactory in all respects to the Company and its counsel.

(f)            Compliance with Agreements.  Parent and Sub shall have performed and complied with all agreements, covenants and conditions contained herein, in any other document contemplated hereby and all other related agreements which are required to be performed or complied with by Parent and Sub on or before the Closing Date.

(g)           Regulatory Matters.  The PUCO and the FCC shall each have approved, to the extent any approval is necessary, the consummation of the transactions contemplated hereby and such approvals shall have become Final Orders.

(h)           Litigation.  There shall be no investigation, action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency pending or threatened against Parent or Sub, or, to the knowledge of Parent and Sub, any director, officer or key employee of Parent or Sub, which would have a reasonable possibility of calling into question the validity, or hinder the consummation, enforceability or performance, as the case may be, of the Closing, this Agreement, any action taken or to be taken pursuant hereto or any of the other agreements and transactions contemplated hereby.

(i)            Establishment of Escrows.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.01         Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders’ Approval:

(a)           By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

(b)           By either the Company or Parent upon written notification to the non-terminating party by the terminating party:

(i)            at any time after December 31, 2006 if the Merger shall not have been consummated on or prior to such date (provided, however, that if regulatory Orders required to consummate the Merger have not become Final Orders on December 31, 2006, then such deadline shall be automatically extended until the 11th day following the date on which all such regulatory Orders have become Final Orders or such proceedings are no longer pending, but in no event later than March 31, 2007),  and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party, provided that the Company’s ability to terminate this Agreement pursuant to this paragraph (b)(i) is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to Section 8.02(b);

(ii)           if the Company Shareholders’ Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor, provided that the Company’s ability to terminate this Agreement pursuant to this paragraph (b)(ii) is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to Section 8.02(b);

(iii)          if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

(iv)          if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a Law or Order making illegal or otherwise restricting, preventing or prohibiting the Merger and any such Order shall have become final and non-appealable;

(c)           By the Company if the Board of Directors of the Company shall receive an unsolicited bona fide Alternative Proposal and the Board of Directors determines in good faith (after receiving advice from reputable outside legal counsel experienced in such matters (including without limitation, Thompson Hine)) that the Alternative Proposal is or presents a reasonable likelihood of resulting in a Superior Proposal and was not solicited by it after the date hereof and did not otherwise result from a breach of Section 5.02; provided that the Company’s ability to terminate this Agreement pursuant to this paragraph (c) is conditioned upon the payment by the Company to Parent of any amounts owed by it pursuant to Section 8.02(b); or

(d)           By Parent if the Board of Directors of the Company shall have withdrawn or modified or qualified in a manner adverse to Parent its approval or recommendation of this Agreement or the Merger or shall have approved, recommended or entered into any agreement with respect to any other Alternative Proposal or failed to reconfirm its recommendation of this Agreement and the Merger within ten (10) business days following a reasonable written request for such reconfirmation by Parent; or

(e)           By Parent, at any time following the determination of the FCC and the PUCO with regard to the approvals described in Section 7.02(i) hereof, in the event either the FCC or the PUCO fails to approve the Merger as contemplated herein, or in the event Parent determines, in its sole discretion, that the terms, conditions or restrictions imposed by either the FCC or the PUCO with regard to any approval of the Merger are unacceptable.

8.02         Effect of Termination.

(a)           If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective Representatives or Affiliates), except (i) that the provisions of Sections 6.09 and 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement, and (iii) except as otherwise set forth in this Section 8.02, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

(b)           In the event that this Agreement is terminated:

(i)            by either Parent or the Company pursuant to Section 8.01(b)(i) and an Alternative Proposal (excluding the Alternative Proposal made by Vincent Acquisition Corporation on March 9, 2006 in the amount of $51.15 per share, but only to the extent there has not been any amendment increasing the price originally established in such March 9, 2006 Alternative Proposal) is received by the Company or is publicly disclosed or publicly proposed to the Company or its shareholders at any time after the date hereof and prior to such termination; or,

(ii)           by Parent pursuant to Section 8.01(b)(iii) (other than with respect to a breach of Section 5.02 or 6.03),

then the Company shall pay to Parent by wire transfer of same day funds within two (2) business days of the date of such termination, an amount of up to One Hundred Thousand Dollars ($100,000) to reimburse Parent and Sub for all reasonable documented out-of-pocket expenses and fees incurred by them in connection with this Agreement and the transactions contemplated hereby (including without limitation, attorneys’ fees and fees and expenses payable to all banks, investment banking firms and other financial institutions and Persons and their respective agents and counsel for acting as Parent’s financial advisor with respect to, or arranging or committing to provide or providing any financing for, the Merger) (collectively, the “Expense Reimbursement”).  If, with respect to the event described in Sections 8.02(b)(i) or 8.02(b)(ii) above, the Company does not, within twelve (12) months of the date of termination (the “Termination Anniversary”), in the case of a pre-termination Alternative Proposal recommend against acceptance of such pre-termination Alternative Proposal (an “Open AP”), or prior to the Termination Anniversary the Company enters into a definitive agreement or arrangement with respect to or closes any Alternative Proposal, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of any such occurrence, a termination fee of $450,000 (the “Termination Fee”).

(c)           In the event that this Agreement is terminated pursuant to Section 8.01(b)(ii) and an Alternative Proposal has been received by the Company or is publicly disclosed or publicly proposed to the Company or its shareholders at any time after the date hereof and prior to the date of termination, and such Alternative Proposal becomes, prior to or as of the Termination Anniversary, an Open AP, or prior to the Termination Anniversary the Company enters into a definitive agreement or arrangement with respect to or closes any Alternative Proposal, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of any such occurrence, the Expense Reimbursement and the Termination Fee.

(d)           In the event that this Agreement is terminated under Section 8.01(b)(i) or 8.01(b)(ii), or by Parent under Section 8.01(b)(iii) (other than with respect to a breach of Section 5.02 or 6.03), and any Alternative Proposal is received by the Company or is publicly disclosed or publicly proposed to the Company or its shareholders by Vincent Acquisition Corporation or any one or more of its Affiliates, or by Patrick Eudy or any Person in which Patrick Eudy has a direct or indirect ownership interest (other than a nominal interest as a passive investor) or any Person which Patrick Eudy serves as officer, director, manager or advisor of, or otherwise exercises authority or control (directly or indirectly) with respect to or is affiliated with in any manner (other than the Alternative Proposal made by Vincent Acquisition Corporation on March 9, 2006 in the amount of $51.15 per share, but only to the extent there has not been any amendment increasing the price originally established in such March 9, 2006 Alternative Proposal) (a “Vincent AP”), and such Vincent AP becomes, prior to or as of the Termination Anniversary, an Open AP, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of such occurrence, the Expense Reimbursement and the Termination Fee

(e)           In the event that this Agreement is terminated by Parent pursuant to Section 8.01(b)(iii) due to a breach by the Company of Sections 5.02 or 6.03, then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of the date of such termination, the Expense Reimbursement and, if there is an Alternative Proposal that becomes, prior to or as of the Termination Anniversary an Open AP, the Company shall also pay to Parent the Termination Fee.

(f)            In the event that this Agreement is terminated

(i)            by the Company pursuant to Section 8.01(c); or

(ii)           by Parent pursuant to Section 8.01(d),

then the Company shall pay to Parent, by wire transfer of same day funds within two (2) business days of the date of such termination, the Expense Reimbursement and the Termination Fee.

(g)           In the event of a termination of this Agreement pursuant to which a payment or payments are made in full compliance with Section 8.02(b), 8.02(c), 8.02(d), 8.02(e) or 8.02(f), the receipt of such payment shall serve as liquidated damages with respect to any breach of this Agreement by the Company, and the receipt of any such payment shall be the sole and exclusive remedy (at law or in equity) with respect to any such breach.  In the event any action, suit, proceeding or claim is commenced or asserted by a party against another party and/or any director or officer of such other party relating, directly or indirectly, to this Agreement, it is expressly agreed that no party shall be entitled to obtain any punitive, exemplary, treble, or consequential damages of any type under any circumstances in connection with such action, suit, proceeding or claim, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover any such damages in connection with any such action, suit, proceeding or claim.

The Company acknowledges that the agreements contained in this Section 8.02 are integral parts of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement.

ARTICLE IX»

SURVIVAL OF TERMS; INDEMNIFICATION

9.01         Survival; Limitations.  All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement and the agreements of the parties to indemnify each other as set forth in this Article IX shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto and shall continue through April 30, 2008 (the “Indemnification Period”).

9.02         Escrow of Liquid Assets.  The Parent’s and/or the Surviving Corporation’s sole remedy for payment of any indemnity amounts due under this Article IX and any indemnification due under the Agreement by the shareholders of Company Common Shares converted hereunder (the “Shareholders”), shall be exclusively from the Escrow Amount in the manner provided in the Escrow Agreement, and notwithstanding anything contained herein to the contrary, the Shareholders shall have no personal liability under or in connection with this Agreement.

9.03         Indemnification by the Shareholders.  After the Closing Date, subject to the limitations set forth in Sections 9.01 and 9.02 hereof, the Parent and/or the Surviving Corporation and their respective officers, directors, employees, shareholders, representatives, Affiliates and agents, as well as their respective heirs, successors and assigns, shall be indemnified and held harmless by the Shareholders, against and in respect of any and all damage, loss, liability, cost or expense including, unless otherwise provided herein, the reasonable fees and expenses of counsel resulting from, or in respect of, any of the following:

(a)           A breach of any representation or warranty of the Company contained in this Agreement or any certificate or other document or agreement delivered by the Company or the Shareholders pursuant to this Agreement.

(b)           The nonfulfillment by the Company of any covenant or agreement made by the Company in this Agreement or any other agreement delivered in connection with this Agreement, which in each case by its terms is required to be fulfilled or performed at or prior to the Closing.

(c)           All costs or expenses incurred by the Company on or after the Closing Date related to the failure of the Company to obtain or record any easement, right of way, license or permit arising from or related to the location of Company’s physical plant.

(d)           Any Claim pertaining to or arising from that certain proposal made by Vincent Acquisition Corporation on March 9, 2006 in the amount of $51.15 and any and all amendments thereto, to the extent principally attributable to actions taken by the Company or its officers or directors prior to the Closing.

(e)           All costs or expenses incurred by the Company on or after the Closing related to the release, use or storage of any Hazardous Material attributable to any period prior to or on the Closing Date.

(f)            All expenses and costs, including but not limited to reasonable legal fees, paid or incurred in connection with any such indemnified Claim.

9.04         Indemnification by Parent.  After the Closing Date, subject to the limitations set forth in Section 9.01 hereof, the Shareholders, as well as their respective heirs, successors and assigns, shall be indemnified and held harmless by Parent and the Surviving Corporation against and in respect of any and all damage, loss, liability, cost or expense (including, unless otherwise provided herein, the reasonable fees and expenses of counsel) resulting from, or in respect of, any of the following:

(a)           Any misrepresentation or breach of warranty or covenant of Parent contained in this Agreement or contained in the Parent Disclosure Letter or any other Schedule or Exhibit to the Agreement, or any nonfulfillment of any obligation on the part of the Surviving Corporation or any Subsidiary thereof to be performed after the Closing or Parent under this Agreement, or contained in the Parent Disclosure Letter or any other Schedule or Exhibit to this Agreement.

(b)           All Taxes of Parent or of the Surviving Corporation attributable to any period after the Closing Date.

(c)           Any Claim of a third party arising out of the business or operations of the Surviving Corporation after the Closing Date.

(d)           All expenses and costs, including but not limited to reasonable legal fees, paid or incurred in connection with any such indemnified Claim.

9.05         Third Party Claims.

(a)           Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims.  Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation another party to this Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a claim thereon is to be, or may be, made against the Indemnitor, immediately notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim or process and all legal pleadings (the “Indemnitee Notice”).  The Indemnitee’s failure to give timely notice as required by this Section 9.05(a) shall not serve to eliminate or limit the Indemnitor’s obligation to indemnify the Indemnitee unless such failure prejudices the rights of the Indemnitor, and then only to the extent of such prejudice.  Moreover, the Indemnitee shall have the right to take any actions or steps reasonably necessary to avoid the occurrence of any prejudice to the rights of the Indemnitee.  The Indemnitor shall have the right to assume the defense of such action with counsel of reputable standing unless with respect to such action (A) injunctive or equitable remedies have been sought therein in respect of the Indemnitee or its business or (B) such action is for an alleged amount of less than Five Thousand Dollars ($5,000); provided, that the Indemnitee and counsel to the Indemnitee shall have the right to participate in the defense of any and all Claims pursuant to the provisions of Section 9.05(b) hereof.  The Indemnitor and the Indemnitee shall reasonably cooperate in the defense of such Claims.  If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall immediately pay such amount to the Indemnitee in order to enable the Indemnitee to make such payment, and otherwise shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment, in either case, plus all reasonable out-of-pocket expenses (including legal fees and expenses) incurred by such Indemnitee at the specific request of the Indemnitor, as provided above, or as otherwise authorized by Section 9.05(b) hereof, in connection with such obligation or liability subject to this Article IX.  No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim.  In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume such defense as provided in this Section 9.05(a), the Indemnitee shall have the full right to defend against any such Claim and shall be entitled to settle or agree to pay in full such Claim in its sole discretion.  With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this Section 9.05(a), the Indemnitee shall not enter into any settlement for which an indemnification Claim will be made hereunder without the approval of the Indemnitor, which shall not be unreasonably withheld.

(b)           An Indemnitee shall have the right to employ its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnitee, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim and the Indemnitor has agreed in writing to pay such fees and expenses, or (ii) the Indemnitor shall not have employed counsel in the defense of such Claim (which counsel may be in-house counsel unless and until a lawsuit has been commenced).  In either of which events, such fees and expenses of not more than one additional counsel for the Indemnitee shall be borne by the Indemnitor.

9.06         Other Claims.

The Indemnitor will notify the Indemnitee within a period of twenty (20) days after the receipt of the Indemnitee Notice by the Indemnitor (the “Indemnity Response Period”) whether the Indemnitor disputes its liability to the Indemnitee under this Article IX with respect to such Claim.  If the Indemnitor notifies the Indemnitee that it does not dispute the Claim described in such Indemnitee Notice or fails to notify the Indemnitee within the Indemnity Response Period whether the Indemnitor disputes the claim described in such Indemnitee Notice, the actual damages as finally determined will be conclusively deemed to be a liability of the Indemnitor under this Article IX and the Indemnitor shall pay the amount of such damages to the Indemnitee on demand.  If the Indemnitor notifies the Indemnitee within the Indemnity Response Period that the Indemnitor disputes its liability with respect to such Claim, the Indemnitor and the Indemnitee will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a period of thirty (30) days from the date of such notice or such longer period as may be agreed to by the parties in writing, such dispute shall be resolved by arbitration in accordance with Section 10.14 hereof.

9.07         Continued Liability for Indemnity Claims.  The liability of any Indemnitor hereunder with respect to claims hereunder shall continue for so long as any Claims for indemnification may be made hereunder pursuant to this Article IX and, with respect to any such indemnification Claims duly and timely made, thereafter until the Indemnitor’s liability therefor is finally determined and satisfied.

9.08         Limitation.  Notwithstanding the provisions of this Article IX and any other provisions of this Agreement, neither the Company, on the one hand, nor the Shareholders, on the other hand, shall have any liability for claims for indemnification pursuant to Article IX until and except to the extent that the cumulative amount of such losses claimed by the other party exceeds $20,000 (the “Threshold Amount”), and then the other party shall be entitled to indemnification hereunder for losses in excess of the Threshold Amount; provided, however, that the provisions of this Section 9.08 shall not apply to any indemnification claim arising pursuant to Section 9.03(c) hereof.

ARTICLE X

GENERAL PROVISIONS

10.01       Amendments, Waivers and Consents.  For the purposes of this agreement and all Agreements, documents, and instruments executed pursuant hereto, except as otherwise specifically set forth herein or therein, no course of dealing between the Company, Parent and Sub and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof.  No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision.

10.02       Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

If to Parent or Sub, to:

FairPoint Communications, Inc.

521 East Morehead Street, Suite 250

Charlotte, NC 28202

Facsimile No.: 704.344.8121

Attn:  Walter E. Leach, Jr.

with a copy to:

Katten Muchin Rosenman, LLP

401 S. Tryon Street, Suite 2600

Charlotte, NC 28202

Facsimile No.: 704.344.3051

Attn:  Russell M. Black, Esq.

and a copy to:

FairPoint Communications, Inc.

521 East Morehead Street, Suite 250

Charlotte, NC 28202

Facsimile No.: 704.344.1594

Attn:  Shirley J. Linn, Executive Vice President

and General Counsel

If to the Company, to:

The Germantown Independent Telephone Company

36 North Plum Street

Germantown, Ohio 45327

Facsimile No:

Attn:  Dennis L. Carlsen, President

with a copy to:

Thompson Hine LLP

2000 Courthouse Plaza, N.E.

P.O. Box 8801

Dayton, Ohio 45401

Facsimile No.: (937) 443-6637

Attn: Joseph M. Rigot

10.03       Entire Agreement; Incorporation of Exhibits.

(a)           This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

(b)           The Company Disclosure Letter, the Parent Disclosure Letter and any exhibit or schedule attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein, and are specifically included within the definition of “Agreement.”

(c)           This Agreement and the related documents are intended by the parties hereto to be a complete and final expression of their agreement and may not be contradicted by evidence of any prior or contemporaneous oral agreement.  By initialing in the margin, the parties acknowledge and agree that no unwritten oral agreement exists between them with respect to the subject matter of this agreement.

10.04       No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

10.05       No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

10.06       Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

10.07       Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law or Order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

10.08       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to a contract executed and performed in such State, notwithstanding any conflict of law provisions to the contrary.

10.09       Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.10       Certain Definitions.  As used in this Agreement:

(a)           the term “Affiliate,” as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise;

(b)           a Person will be deemed to “beneficially” own securities if such Person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

(c)           the term “business day” means a day other than Saturday, Sunday or any day on which banks located in the State of Ohio are authorized or obligated to close;

(d)           the term “Claim” means any action, written claim, complaint, lawsuit, written demand, suit, notice of a violation, litigation, proceeding, arbitration or other dispute noticed in writing, or otherwise, whether civil, criminal, administrative or otherwise, by any Governmental Authority or other Person;

(e)           the term “Exchange Act” means the Securities Exchange Act of 1934, as amended;

(f)            subject to the conditions of Section 10.10(i) hereof, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, properties, assets, liabilities, financial condition or results of operations of such entity (or of such group of entities taken as a whole);

(g)           “FCC License” shall mean any license, permit, approval, registration or authorization granted or issued by the FCC.

(h)           the term “knowledge” or any similar formulation of “knowledge” shall mean, with respect to the Company, the actual knowledge of each of the Company’s directors and the actual knowledge, after due inquiry, of each of the Company’s executive officers;

(i)            “Material Adverse Change” or “Material Adverse Effect” means any fact, event, circumstance or change affecting the Company or its business which individually or in the aggregate when taken together with one or more other facts, events, circumstances or changes affecting the Company or its business (i) are, or would reasonably be expected to be, materially adverse to the business, long-term prospects, revenue, profitability, assets, or results of operation of the Company or the business taken as a whole or (ii) does, or would, prevent or materially delay consummation of any of the transactions contemplated by this Agreement; provided, however, Material Adverse Change or Material Adverse Effect shall not include any change or effect primarily resulting from or attributable to (A) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or (B) conditions affecting the U.S. or world economy generally and, for purposes of this definition a Material Adverse Change or Material Adverse Effect shall include any set of events or facts that would reasonably have been expected to reduce the Company’s earnings before interest, taxes, depreciation and amortization for calendar year 2005 by $65,000 or reduced the carrying value of any asset at December 31, 2005 by $100,000 if such set of events or facts had been fully reflected in the December 31, 2005 Financial Statements.

(j)            the term “Person” shall include individuals, corporations, partnerships, trusts, limited liability companies, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

(k)           the “Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

(l)            the term “Securities Act” means the Securities Act of 1933, as amended; and

(m)          the term “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party.

10.11       Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.12       Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement shall have the meanings given to them in accordance with GAAP.

10.13       Arbitration.  Any dispute, controversy or claim arising out of or relating to this Agreement not resolved by mutual agreement of Parent and the Company shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”).  In the event of such a dispute, either party may demand arbitration by written notice to the other and, within fifteen (15) days after receipt of such demand, each party shall appoint an arbitrator (each, an “Appointed Arbitrator”) who shall together agree on a third Arbitrator, failing which agreement they shall request the AAA to appoint a third and presiding arbitrator (“Presiding Arbitrator”), in accordance with the then existing rules of the AAA or any successor organization thereto.  The parties acknowledge and agree that individuals may be designated as Appointed Arbitrators by each respective party, whether or not such Appointed Arbitrators are listed on the National Panel of Arbitrators as such list is maintained by the AAA.  Any award therein shall be final and binding on the parties and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereto.  The costs of the arbitration (including, but not limited to, fees and disbursements of counsel and the Appointed Arbitrator, and the fees of the Presiding Arbitrator) shall be borne by the non- prevailing party or as otherwise determined by the Presiding Arbitrator.

10.14       Cooperation with SEC Filings.

(a)           All parties understand that FairPoint is a publicly owned company and is subject to the reporting requirements of the Exchange Act, and may be required to include in its reports filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act, or in any registration statements it may file with the SEC pursuant to the Securities Act:

(i)            certain reviewed consolidated financial statements of the Company;

(ii)           certain unaudited stub period consolidated financial statements of the Company;

(iii)          certain pro forma financial information relating to the Company; and

(iv)          the consent(s) of the accountants who reviewed the Company’s financial statements to the inclusion of the reviewed financial statements in such reports or registration statements of FairPoint.

(b)           The Company agrees to provide to FairPoint upon FairPoint’s written request, as promptly as reasonably practicable after receipt of any such written request and in any event by the delivery date reasonably specified in any such written notice, any of the items specified under clauses (i) through (iii) above that FairPoint is required under applicable SEC rules and regulations to include in a report under the Exchange Act or in a registration statement under the

Securities Act, and to cause the Company’s independent certified public accountants to provide any required consent specified in clause (iv) above.  FairPoint agrees to promptly reimburse the Company for any and all expenses reasonably incurred by the Company in connection with its obligations under this Section 10.14.

[signature page follows on the next page]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

THE GERMANTOWN INDEPENDENT
TELEPHONE COMPANY

By:	/s/ Dennis L. Carlsen
Name: Dennis L. Carlsen
Title: President and CEO

MJD VENTURES, INC.

By:	/s/ Walter E. Leach, Jr.
Name: Walter E. Leach, Jr.
Title: Executive Vice President – Corporate Development

FAIRPOINT GERMANTOWN CORPORATION

By:	/s/ Walter E. Leach, Jr.
Name: Walter E. Leach, Jr.
Title: Executive Vice President – Corporate Development

Solely as to Section 10.14

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Walter E. Leach, Jr.
Name: Walter E. Leach, Jr.
Title: Executive Vice President – Corporate Development

EXHIBIT A

Escrow Agreement

1